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Exhibit 10.7

LETTER OF CREDIT AGREEMENT

Dated as of March 1, 2001

between

LABOR READY, INC.

as Debtor,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Creditor

    THIS LETTER OF CREDIT AGREEMENT, dated as of March 1, 2001 between LABOR READY, INC., a Washington corporation ("Debtor"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("Creditor").

RECITALS

    WHEREAS, Debtor desires that Creditor incur certain obligations in order to make available up to Eighty Million Dollars ($80,000,000) in the aggregate at any one time of letters of credit for the benefit of Debtor and its Subsidiaries (other than the Receivables Subsidiary), and Creditor is willing to incur such obligations in order to make such letters of credit available upon the terms and conditions set forth herein; and

    WHEREAS, capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in Annex A. All Annexes, disclosure schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement. These Recitals shall be construed as part of this Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.  AMOUNT AND TERMS OF CREDIT

    1.1  Letters of Credit.

    (a)  Issuance.  Subject to the terms and conditions of this Agreement, Creditor agrees to incur from time to time prior to the Commitment Termination Date, upon the request of Debtor, Letter of Credit Obligations by causing Letters of Credit to be issued (by a bank or other legally authorized Person selected by or acceptable to Creditor in its sole discretion (each, an "L/C Issuer")) for the account of Debtor or any of its Subsidiaries (other than the Receivables Subsidiary) and guaranteed by Creditor; provided, however, that the aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the lesser of (i) the Commitment less the aggregate outstanding principal balance of the Reimbursement Obligations, and (ii) the sum of (A) the Availability less (B) the sum of the outstanding Letter of Credit Exposure and the aggregate outstanding principal balance of the Receivables Advances. No such Letter of Credit shall have an expiry date which is more than one year following the date of issuance thereof, and Creditor shall be under no obligation to incur Letter of Credit Obligations in respect of any Letter of Credit having an expiry date which is later than the Commitment Termination Date.

    (b)  Reimbursement Obligations Automatic.  Debtor hereby absolutely and unconditionally agrees to reimburse Creditor upon demand for any and all payments made by Creditor on or pursuant to any Letter of Credit Obligation.

    (c)  Cash Collateral.

      (i)  If Debtor is required to provide cash collateral for any Letter of Credit Obligations pursuant to Section 1.1(c)(ii),1.3, 5.4(c) or 8.2(b) or any other provisions of this Agreement on or prior to the Commitment Termination Date, Debtor will pay to Creditor cash or cash equivalents acceptable to Creditor ("Cash Equivalents") in an amount equal to 105% of the maximum amount then available to be drawn under each applicable outstanding Letter of Credit. Such cash or Cash Equivalents shall be held by Creditor in a cash collateral account (the "Cash Collateral Account") maintained at a bank or financial institution acceptable to Creditor (the "Cash Collateral Account Bank"). The Cash Collateral Account shall be in the name of Debtor, and shall be pledged to, and subject to the control of, Creditor pursuant to a Cash Collateral Account Agreement in the form of Exhibit 1.1(c)(i) which shall be duly executed and delivered by Debtor, the Cash Collateral Account Bank and Creditor at the earlier of (i) time such Cash Collateral Account is established and initially funded, and (ii) March 14, 2001. Debtor hereby pledges and grants to Creditor a security interest in the Cash Collateral Account, all such funds and Cash Equivalents held in the

  Cash Collateral Account from time to time, and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and the other Obligations, whether or not then due. This Agreement shall constitute a security agreement under applicable law for such purposes.

      (ii)  If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Debtor shall, at Creditor's option, either (i) provide cash collateral therefor in the manner described in Section 1.1(c)(i) above, or (ii) cause all such Letters of Credit and guaranties thereof to be canceled and returned, or (iii) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are to be satisfactory to Creditor in its sole discretion.

      (iii)  From time to time after funds are deposited in the Cash Collateral Account by Debtor, whether before or after the Commitment Termination Date, Creditor may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, in such order as Creditor may elect, as shall be or shall become due and payable by Debtor to Creditor with respect to such Letter of Credit Obligations of Debtor and, upon the satisfaction in full of all Letter of Credit Obligations of Debtor, to any other Obligations of Debtor then due and payable.

      (iv)  No Debtor nor any Person claiming on behalf of or through Debtor shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Debtor to Creditor in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of all such Obligations, any remaining amount shall be paid to the Receivables Collateral Agent for application in accordance with Section 2.3(a) of the Intercreditor Agreement.

    (d)  Fees and Expenses.  Debtor agrees to pay to Creditor, as compensation to Creditor for Letter of Credit Obligations incurred hereunder, (i) all out-of-pocket costs and expenses directly or indirectly incurred by Creditor on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligations shall remain outstanding, a fee (the "Letter of Credit Fee") in an amount equal to the Applicable L/C Margin multiplied by the maximum amount available from time to time to be drawn under the applicable Letters of Credit. Such fee shall be paid to Creditor in arrears on the first day of each month. In addition, but without duplication, Debtor shall pay to any L/C Issuer, on demand, the fees, charges and expenses of such L/C Issuer in respect of the issuance, negotiation, amendment and renewal and documentation examination as set forth on Annex I to Exhibit 2.2, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued, extended or renewed.

    (e)  Request for Incurrence of Letter of Credit Obligations.  Debtor shall give Creditor at least five (5) Business Days prior written notice requesting the incurrence of any Letter of Credit Obligation, specifying the date such Letter of Credit Obligation is to be incurred, identifying the account party, which shall be Debtor or any Subsidiary thereof (other than the Receivables Subsidiary), identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) to be guarantied and, to the extent not previously delivered to Creditor, copies of all agreements between Debtor and the L/C Issuer pertaining to the issuance of Letters of Credit. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Debtor and approvals by Creditor and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Debtor, Creditor and the L/C Issuer.

    (f)  Obligation Absolute.  The obligation of Debtor hereunder to reimburse Creditor for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities. Such obligations of Debtor shall be paid strictly in accordance with the terms hereof under all circumstances including the following circumstances:

      (i)  any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Letter of Credit Documents or any other agreement;

      (ii)  the existence of any claim, set-off, defense or other right which Debtor or any of its Affiliates may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Creditor, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Debtor or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

      (iii)  any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

      (iv)  payment by Creditor (except as otherwise expressly provided in Section 1.1(g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit or such guaranty;

      (v)  any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

      (vi)  the fact that a Default or an Event of Default shall have occurred and be continuing.

    (g)  Indemnification; Nature of Creditor's Duties.  (i) In addition to amounts payable as elsewhere provided in this Agreement, Debtor hereby agrees to pay and to protect, indemnify, and save Creditor harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including attorneys' fees and allocated costs of internal counsel) which Creditor may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Creditor or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Creditor (as finally determined by a court of competent jurisdiction).

      (ii)  As between Creditor and Debtor, Debtor assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, Creditor shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

  (C) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided that, in the case of any payment by Creditor under any Letter of Credit or guaranty thereof, Creditor shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) for the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) for any consequences arising from causes beyond the control of Creditor. None of the above shall affect, impair, or prevent the vesting of any of Creditor's rights or powers hereunder or under this Agreement.

      (iii)  Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Debtor in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between Debtor and such L/C Issuer.

    (h)  Dividends, Loans and Other Payments from Receivables Subsidiary.  Creditor is hereby authorized and empowered by Debtor to request on Debtor's behalf from time to time that the Receivables Subsidiary make cash dividends or loans to Debtor in amounts sufficient to (i) repay any and all outstanding Reimbursement Obligations and (ii) provide any and all cash collateral for the Letter of Credit Obligations required hereunder, and any and all such cash dividends and loans shall be paid by or on behalf of the Receivables Subsidiary directly to Creditor for application to the Obligations or to satisfy such cash collateral requirements pursuant to this Agreement. In addition, any and all payments of the Sale Price due to Debtor as a result of its Sale of Sold Receivables under the Receivables Sale and Contribution Agreement shall be paid solely by way of wire transfers directly to a bank account (the "Blocked Account") which shall be established in Debtor's name and at a bank or other depository institution acceptable to Creditor (the "Blocked Account Bank"). The Blocked Account shall be pledged to Creditor pursuant to, and shall be subject to the terms and conditions of, a tri-party blocked account agreement in substantially the form attached hereto as Exhibit 1.1(h) (the "Blocked Account Agreement"), entered into on or prior to the Closing Date by Debtor, Creditor and the Blocked Account Bank. Debtor shall cause all payments of such Sale Price and all other amounts received from Receivables Subsidiary to be paid directly to the Blocked Account and Debtor shall not allow such payments to be sent to any other account or to be paid in any other manner. Creditor agrees that it shall not give a Notice of Direction (as such term is defined in the Blocked Account Agreement) to the Blocked Account Bank unless either (i) a Default or an Event of Default has occurred or (ii) Debtor has failed to reimburse Creditor after demand for all amounts required to be reimbursed by it pursuant to Section 1.1(b).

    1.2  Voluntary Reduction.  Debtor may at any time on at least five (5) days' prior written notice to Creditor, voluntarily and/or permanently reduce (but not terminate) the Commitment; provided that (a) any such reductions shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount, (b) the Commitment shall not be reduced to an amount below the lesser of (i) $30,000,000 and (ii) the outstanding balance of the Letter of Credit Exposure. Debtor may at any time on at least ninety (90) days' prior written notice to Creditor terminate the Commitment, provided that upon such termination all Obligations shall be immediately due and payable in full. Upon the giving of any required notice of such reduction or termination of the Commitment, Debtor's right to request that Letter of Credit Obligations be incurred by Creditor hereunder shall simultaneously be suspended to the extent of such proposed reduction or termination, as the case may be. Upon any such reduction or termination of the Commitment, Debtor's right to request that Letter of Credit Obligations be incurred by Creditor hereunder shall simultaneously be permanently reduced or terminated, as the case may be.

    1.3  Mandatory Payments or Cash Collateral.  If at any time the sum of the outstanding balance of the Letter of Credit Exposure plus the outstanding balance of the Receivables Advances exceeds the lesser of (a) the Commitment and (b) the Availability, Debtor shall immediately repay the aggregate outstanding Reimbursement Obligations to the extent required to eliminate such excess and if any such excess remains after repayment in full of the aggregate outstanding Reimbursement Obligations, Debtor shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 1.1(c) to the extent required to eliminate such excess.

    1.4  Use of Proceeds.  Debtor shall utilize the proceeds of the Letter of Credit solely for the financing of the Credit Parties' ordinary working capital and general corporate needs.

    1.5  Interest and Applicable Margins.  (a) If Debtor fails to pay any Reimbursement Obligation upon demand, Debtor shall be obligated hereunder to pay interest to Creditor on such Reimbursement Obligation from the date it became due until the date of payment thereof at a rate per annum equal to the Index Rate plus 2.50%.

    (b) If any payment on any of the Obligations becomes due and payable on a day other than a Business Day, the due date thereof will be extended to the next succeeding Business Day and, with respect to payments of any Reimbursement Obligation interest thereon shall be payable at the then applicable rate during such extension.

    (c) All computations of Fees calculated on a per annum basis and interest shall be made by Creditor on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate shall be determined each day based upon the Index Rate as in effect each day. Each determination by Creditor of an interest rate hereunder shall be conclusive, absent manifest error.

    (d) So long as an Event of Default under Sections 8.1(a), (h) or (i) shall have occurred and be continuing or so long as any other Default or Event of Default shall have occurred and be continuing, and at the election of Creditor after written notice from Creditor to Debtor, the interest rates applicable to the Reimbursement Obligations and the Letter of Credit Fees may be increased by Creditor by up to two percent (2%) per annum above the rate of interest or the rate of such Fees otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

    (e) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Debtor shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Creditor is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (d) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by Creditor pursuant to the terms hereof exceed the amount which Creditor could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(e), a court of competent jurisdiction shall finally determine that Creditor has received interest hereunder in excess of the Maximum Lawful Rate, Creditor shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.7 and thereafter shall refund any excess to Debtor or as a court of competent jurisdiction may otherwise order.

    1.6  Receipt of Payments.  Debtor shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Availability as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefor in the Collection Account prior to 2:00 p.m. (New York time). Payments received after 2:00 p.m. (New York time) on any Business Day shall be deemed to have been received on the following Business Day.

    1.7  Application and Allocation of Payments.  (a) As to all payments made on any of the Obligations when a Default or Event of Default shall have occurred and be continuing or following the Commitment Termination Date, Debtor hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Debtor, and Debtor hereby irrevocably agrees that Creditor shall have the continuing exclusive right to apply any and all such payments against the Obligations as Creditor may deem advisable notwithstanding any previous entry by Creditor in the Letter of Credit Account or any other books and records. In the absence of a specific determination by Creditor with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Creditor's expenses reimbursable hereunder; (2) to accrued but unpaid interest on the Reimbursement Obligations; (3) to the outstanding principal balance of the Reimbursement Obligations and to provide cash collateral for Letter of Credit Obligations in the manner described in Section 1.1(c), ratably to the aggregate, combined outstanding principal balance of the Reimbursement Obligations and outstanding Letter of Credit Obligations; and (4) to all other Obligations.

    (b) Creditor is authorized to, and at its sole election may, add to the Reimbursement Obligations on behalf of Debtor and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal owing by Debtor under this Agreement or any of the other Letter of Credit Documents if and to the extent Debtor fails to promptly pay any such amounts as and when due. At Creditor's option and to the extent permitted by law, any charges so made shall constitute part of the Reimbursement Obligations hereunder.

    1.8  Letter of Credit Account and Accounting.  Creditor shall maintain a letter of credit account (the "Letter of Credit Account") on its books to record: all Letter of Credit Obligations, all Reimbursement Obligations, all payments made by Debtor, and all other debits and credits as provided in this Agreement with respect to the Reimbursement Obligations or any other Obligations. All entries in the Letter of Credit Account shall be made in accordance with Creditor's customary accounting practices as in effect from time to time. The balance in the Letter of Credit Account, as recorded on Creditor's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Creditor by Debtor; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Debtor's duty to pay the Obligations. Creditor shall render to Debtor a monthly accounting of transactions with respect to the Reimbursement Obligations setting forth the balance of the Letter of Credit Account. Unless Debtor notifies Creditor in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall

(absent manifest error) be deemed final, binding and conclusive upon Debtor in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Debtor.

    1.9  Indemnity.  Debtor shall indemnify and hold harmless each of Creditor and its Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Letter of Credit Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Letter of Credit Documents (collectively, "Indemnified Liabilities"); provided, that Debtor shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LETTER OF CREDIT DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LETTER OF CREDIT DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

    1.10  Access.  Debtor shall, during normal business hours, from time to time upon five (5) Business Days' prior notice and no more frequently than four times a year unless a Default or Event of Default shall have occurred and be continuing: (a) provide Creditor and any of its officers, employees and agents access to the properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit Creditor, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party's books and records, and (c) permit Creditor, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party and to perform collateral appraisals and environmental reviews at Creditor's discretion. If a Default or Event of Default shall have occurred and be continuing or if access is necessary to preserve or protect the Collateral as determined by Creditor, Debtor shall cause each such Credit Party to provide such access at all times and without advance notice. Furthermore, so long as any Event of Default shall have occurred and be continuing, Debtor shall provide Creditor with access to the suppliers and customers of each Credit Party. Debtor shall cause each Credit Party to make available to Creditor and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records which Creditor may request. Debtor shall cause each Credit Party to deliver any document or instrument necessary for Creditor, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party.

    1.11  Taxes.  (a) Any and all payments by Debtor hereunder shall be made, in accordance with this Section 1.11, free and clear of and without deduction for any and all present or future Taxes. If Debtor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Letter of Credit Document, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.11) Creditor receives an amount equal to the sum it would have received had no such deductions been made, (ii) Debtor shall make such deductions, and (iii) Debtor shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Debtor shall furnish to Creditor the original or a certified copy of a receipt evidencing payment thereof.

    (b) Debtor shall indemnify and, within ten (10) days of demand therefor, pay Creditor for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.11) paid by Creditor, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

    1.12  Capital Adequacy; Increased Costs.  (a) If Creditor shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Creditor with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Creditor and thereby reducing the rate of return on Creditor's capital as a consequence of its obligations hereunder, then Debtor shall from time to time upon demand by Creditor pay to Creditor additional amounts sufficient to compensate Creditor for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by Creditor to Debtor shall, absent manifest error, be final, conclusive and binding for all purposes.

    (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to Creditor of agreeing to incur or incurring any Letter of Credit Obligations, then Debtor shall from time to time, upon demand by Creditor, pay to Creditor additional amounts sufficient to compensate Creditor for such increased cost. A certificate as to the amount of such increased cost, submitted to Debtor by Creditor, shall be conclusive and binding on Debtor for all purposes, absent manifest error. Creditor agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Creditor shall, to the extent not inconsistent with Creditor's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Debtor pursuant to this Section 1.12(b).

    1.13  Single Obligation.  All Reimbursement Obligations and other Obligations of Debtor arising under this Agreement and the other Letter of Credit Documents shall constitute one general obligation of Debtor secured, until the Termination Date, by all of the Collateral.

2.  CONDITIONS PRECEDENT

    2.1  Conditions to the Initial Letter of Credit Obligations.  Creditor shall not be obligated to incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Creditor, in Creditor's sole discretion, or waived in writing by Creditor:

    (a)  Credit Agreement; Letter of Credit Documents.  This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Debtor and Creditor; and Creditor shall have received such documents, instruments, agreements and legal opinions as Creditor shall reasonably request in connection with the transactions contemplated by this Agreement and the other Letter of Credit Documents, including all those listed in Annex B to this Agreement, each in form and substance satisfactory to Creditor.

    (b)  Repayment of Prior Creditor Obligations; Satisfaction of Outstanding L/C's.  (i) Creditor shall have received a fully executed original of a pay-off letter satisfactory to Creditor confirming that all of the Prior Creditor Obligations will be repaid in full on the Closing Date and all Liens upon any of the property of Debtor or any of its Subsidiaries in favor of Prior Creditor shall be terminated by Prior Creditor immediately upon such payment; and (ii) all letters of credit issued or guaranteed by Prior Creditor shall have been cash collateralized, supported by a guaranty of Creditor or supported by a Letter of Credit issued pursuant to this Agreement, as mutually agreed upon by Creditor, Debtor and Prior Creditor.

    (c)  Approvals.  Creditor shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Letter of Credit Documents and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance satisfactory to Creditor affirming that no such consents or approvals are required.

    (d)  Excess Liquidity.  After giving effect to the initial Receivables Advance, the incurrence of any initial Letter of Credit Obligations and the consummation of the Related Transactions (on a pro forma basis, with the Credit Parties' trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) Debtor shall have Excess Liquidity of at least $25,000,000.

    (e)  Capital Structure:  Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Creditor in its sole discretion.

    (f)  Consummation of Receivables Funding Agreement.  Creditor shall have received fully executed counterparts of the Receivables Funding Documents, each of which shall be in form and substance satisfactory to Creditor, and all conditions precedent to the making of the initial Receivables Advances thereunder shall have been fulfilled (other than the effectiveness of this Agreement).

    2.2  Further Conditions to Each Letter of Credit Obligation.  Creditor shall not be obligated incur any Letter of Credit Obligation, if, as of the date thereof:

    (a) Any representation or warranty by any Credit Party contained herein or in any of the other Letter of Credit Documents shall be untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement; or

    (b) Any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof; or

    (c) Any Default or Event of Default shall have occurred and be continuing or would result after giving effect to the incurrence of such Letter of Credit Obligations; or

    (d) After giving effect to the incurrence of such Letter of Credit Obligation, the sum of the Letter of Credit Exposure plus the outstanding principal balance of the Receivables Advances would exceed the lesser of the Availability and the Commitment; or

    (e) Debtor has not executed and delivered to Creditor an application for Letter of Credit with respect to such requested Letter of Credit in substantially the form attached hereto as Exhibit 2.2; or

    (f)  After giving effect to the incurrence of such Letter of Credit Obligation, Debtor must (i) have at least $25,000,000 of Excess Liquidity for the sixty (60) consecutive days immediately prior to the date of the incurrence of such Letter of Credit Obligation, and (ii) provide Creditor with a sixty (60) day projection of Excess Liquidity showing at least $25,000,000 of Excess Liquidity for the sixty (60) days immediately following the date of the incurrence of such Letter of Credit Obligation.

    The request or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date of such request or incurrence, (i) a representation and warranty by Debtor that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Debtor of the granting and continuance of Creditor's Liens pursuant to the Collateral Documents.

3.  REPRESENTATIONS AND WARRANTIES

    To induce Creditor to incur Letter of Credit Obligations, Debtor makes the following representations and warranties to Creditor with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement:

    3.1  Corporate Existence; Compliance with Law.  Each Credit Party (a) is a corporation, limited liability company or a limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of formation; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $50,000; (c) has the requisite corporate, company or partnership power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and by-laws; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    3.2  Executive Offices; FEIN.  As of the Closing Date, the current location of each Credit Party's chief executive office and principal place of business is set forth in the disclosure schedules attached to the Security Agreement, and none of such locations have changed within the twelve (12) months preceding the Closing Date. In addition, the disclosure schedules attached to the Security Agreement list the federal employer identification number of each Credit Party.

    3.3  Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by each Credit Party of the Letter of Credit Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's corporate, company or partnership power; (b) have been duly authorized by all necessary or proper corporate, company, partnership, shareholder or membership action, as applicable; (c) do not contravene any provision of such Person's charter, bylaws or other constitutive documents; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Creditor pursuant to the Letter of Credit Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, each of the Letter of Credit Documents shall have been duly executed and delivered by each Credit Party thereto and each such Letter of Credit Document shall then constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

    3.4  Financial Statements.  All Financial Statements concerning Debtor and its Subsidiaries which have been delivered to Creditor have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

    3.5  Material Adverse Effect.  Between December 31, 1999 and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted which has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Debtor's knowledge no third party is in default under any material contract, lease or other agreement or instrument, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between December 31, 1999 and the Closing Date no event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

    3.6  Ownership of Property; Liens.  Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its properties and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances.

    3.7  Labor Matters.  As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matter; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement or any employment agreement which requires any Credit Party to make payments thereunder in excess of $100,000 during any period of twelve consecutive months; (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no complaints or charges against any

Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

    3.8  Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  Except as set forth in Disclosure Schedule (3.8), no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the stockholders and in the amounts set forth on Disclosure Schedule (3.8). There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness of each Credit Party (other than the Obligations, the Receivables Advances and the Prior Creditor Obligations) as of the Closing Date is described in Section 6.3 (including Disclosure Schedule (6.3)).

    3.9  Government Regulation.  No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940 as amended. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Reimbursement Obligations by Creditor to Debtor, the incurrence of the Letter of Credit Obligations on behalf of Debtor, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

    3.10  Margin Regulations.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin Stock, and none of the proceeds of the Reimbursement Obligations or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Reimbursement Obligations or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action which might cause any Letter of Credit Document to violate any regulation of the Federal Reserve Board.

    3.11  Taxes.  All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such with Debtor have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described on Disclosure Schedule (3.11) , no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party's knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

    3.12  ERISA.  (a) Disclosure Schedule (3.12) lists and separately identifies all Title IV Plans, Multiemployer Plans, ESOPs and Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form 5500 for each such Plan, have been delivered to Creditor. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred which would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA. No Credit Party or ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. No Credit Party or ERISA Affiliate has engaged in a prohibited transaction, as defined in Section 4975 of the IRC, in connection with any Plan, which would subject any Credit Party to a material tax on prohibited transactions imposed by Section 4975 of the IRC.

    (b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan with Unfunded Pension Liabilities has been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; and (vi) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or the equivalent by another nationally recognized rating agency.

    3.13  No Litigation.  No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) which challenges any Credit Party's right or power to enter into or perform any of its obligations under the Letter of Credit Documents to which it is a party, or the validity or enforceability of any Letter of Credit Document or any action taken thereunder, or (b) which has a reasonable risk of being determined adversely to any Credit Party and which, if so determined, could have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened which seeks damages in excess of $500,000 or injunctive relief or alleges criminal misconduct of any Credit Party.

    3.14  Brokers.  No broker or finder acting on behalf of any Credit Party brought about the obtaining, making or closing of the Reimbursement Obligations or the Related Transactions, and no Credit Party has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

    3.15  Intellectual Property.  As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in the disclosure schedules attached to the Security Agreement. Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person.

    3.16  Full Disclosure.  No information contained in this Agreement, any of the other Letter of Credit Documents, any Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Creditor pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens in the Collateral (other than Receivables Assets) granted to Creditor pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to such Collateral described therein, subject, as to priority, only to Permitted Encumbrances. The Liens in the Receivables Assets granted to Creditor pursuant to the Collateral Documents will at all times be fully perfected Liens in such Collateral subject only to the prior Liens of the Receivables Subsidiary, the Receivables Administrative Agent, the Receivables Lenders and/or the Receivables Collateral Agent in accordance with the terms of the Intercreditor Agreement

    3.17  Environmental Matters.  Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance which would not result in Environmental Liabilities which could reasonably be expected to exceed $500,000; (ii) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities which could reasonably be expected to exceed $500,000, and all such Environmental Permits are valid, uncontested and in good standing; (iii) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $500,000, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (iv) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material which seeks damages, penalties, fines, costs or expenses in excess of $500,000 or injunctive relief, or which alleges criminal misconduct by any Credit Party; and (v) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under CERCLA or analogous state statutes.

    3.18  Insurance.  Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

    3.19  Deposit Accounts.  Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposits and/or other accounts as of the Closing Date and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

    3.20  Solvency.  Both before and after giving effect to (a) the Letter of Credit Obligations to be incurred on the Closing Date or such other date as any of the Letter of Credit Obligations requested hereunder are incurred, (b) the consummation of the Receivables Funding Documents, and (c) payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is Solvent.

4.  FINANCIAL STATEMENTS AND INFORMATION

    4.1  Reports and Notices.  (a) Debtor hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver (or cause to be delivered) to Creditor copies of all of the financial statements, notices and other documents and information (including without limitation Borrowing Base Certificates) that it, the Servicer or the Receivables Subsidiary is required to deliver to the Receivables Lenders or the Receivables Administrative Agent pursuant to Section 5.02(b), Annex 5.02(a), and Annex 7.08 to the Receivables Funding Agreement as in effect on the date hereof, in each case, at the same times and in the same manner set forth in Section 5.02(b), Annex 5.02(a) , and Annex 7.08 to the Receivables Funding Agreement as in effect on the date hereof. Creditor hereby acknowledges and agrees that, if and for so long as Creditor is also the Receivables Administrative Agent, the delivery of any of the above financial statements, notices, documents or information to it in its capacity as the Receivables Administrative Agent shall be deemed to satisfy the requirements of this Section 4.1.

    4.2  Communication with Accountants.  Debtor authorizes Creditor to communicate directly with its independent certified public accountants including Arthur Andersen LLP, and authorizes and shall instruct those accountants and advisors to disclose and make available to Creditor any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.

5.  AFFIRMATIVE COVENANTS

    Debtor agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

    5.1  Maintenance of Existence and Conduct of Business.  Each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, company or limited partnership existence as applicable, and its rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in the disclosure schedules to the Security Agreement.

    5.2  Payment of Obligations.  (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due.

    (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges described in Section 5.2(a); provided, (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP, (ii) no Lien shall be imposed to secure payment of such Charges that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (iv) such Credit Party shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Creditor evidence acceptable to Creditor of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met, and (v) Creditor has not advised Debtor in writing that Creditor reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

    5.3  Books and Records.  Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements.

    5.4  Insurance; Damage to or Destruction of Collateral.  (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or otherwise in form and amounts and with insurers acceptable to Creditor. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Creditor may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Creditor deems advisable. Creditor shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Creditor shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Debtor to Creditor and shall be additional Obligations hereunder secured by the Collateral.

    (b) Creditor reserves the right at any time upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Creditor's opinion, adequately protect both Creditor's interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If requested by Creditor, each Credit Party shall deliver to Creditor from time to time a report of a reputable insurance broker, satisfactory to Creditor, with respect to its insurance policies.

    (c) Each Credit Party shall deliver to Creditor, in form and substance satisfactory to Creditor, endorsements to (i) all "All Risk" and business interruption insurance naming Creditor as loss payee, and (ii) all general liability and other liability policies naming Creditor as additional insured. Each Credit Party irrevocably makes, constitutes and appoints Creditor (and all officers, employees or agents designated by Creditor), so long as any Default or Event of Default shall have occurred and be continuing or the anticipated insurance proceeds exceed $250,000, as such Credit Party's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Creditor shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Debtor shall promptly notify Creditor of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Creditor in the collection or handling thereof, Creditor may, if any Event of Default is then in existence, apply such proceeds to the reduction of the outstanding principal balance of the Reimbursement Obligations and, if no Reimbursement Obligations are then outstanding, to be held as cash collateral pursuant to Section 1.1(c) hereof. If no Event of Default is then in existence, Creditor shall permit such Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction.

    5.5  Compliance with Laws.  Each Credit Party shall comply with all federal, state, local, and foreign laws and regulations applicable to it, including those relating to licensing, ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    5.6  Supplemental Disclosure.  From time to time as may be requested by Creditor (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each disclosure schedule attached hereto or attached to the Security Agreement, or any representation herein or in any other Letter of Credit Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or as an exception to such representation or which is necessary to correct any information in such disclosure schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any disclosure schedule, such disclosure schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such disclosure schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Creditor in writing; and (b) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.

    5.7  Intellectual Property.  Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.

    5.8  Environmental Matters.  Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) notify Creditor promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate which is reasonably likely to result in Environmental Liabilities in excess of $100,000; and (c) promptly forward to Creditor a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.

    5.9  Further Assurances.  Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon request of Creditor, duly execute and deliver, or cause to be duly executed and delivered, to Creditor such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Creditor to carry out more effectively the provisions and purposes of this Agreement or any other Letter of Credit Document.

    5.10  Additional Subsidiary Guarantors.  Promptly (and in any event within five (5) Business Days) after the creation or acquisition of any Subsidiary of Debtor (other than the Receivables Subsidiary), Debtor shall cause to be executed and delivered, (i) by such new Subsidiary, a supplement to the Subsidiary Guaranty in substantially the form of Schedule 1 to the Subsidiary Guaranty, (ii) by such new Subsidiary, an Acknowledgement to the Security Agreement in substantially the form of Exhibit B to the Security Agreement, (iii) by Debtor, a Pledge Amendment in substantially the form attached to the Pledge Agreement, together with any certificates evidencing such pledged stock or interests, and (iv) such other related documents (including closing certificates and legal opinions) as Creditor may reasonably request, all in form and substance reasonably satisfactory to Creditor.

6.  NEGATIVE COVENANTS

    Debtor agrees as to all Credit Parties that, without the prior written consent of Creditor, from and after the date hereof until the Termination Date:

    6.1  Mergers, Subsidiaries, Etc.  No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person; provided that the provisions of this Section 6.1 shall not prohibit (i) the formation of the Receivables Subsidiary, (ii) the merger, consolidation or other combination of any Subsidiary of Debtor (other than the Receivables Subsidiary, the Existing Foreign Subsidiaries, LR Assurance and Workers' Assurance) with Debtor or any other Subsidiary of Debtor (other than the Receivables Subsidiary, the Existing Foreign Subsidiaries, LR Assurance and Workers' Assurance) or the sale of all or substantially all of the assets or capital stock of any Subsidiary of Debtor (other than the Receivables Subsidiary) to Debtor or any other Subsidiary of Debtor (other than the Receivables Subsidiary, the Existing Foreign Subsidiaries, LR Assurance and Workers' Assurance), or (iii) the sale or contribution of the Credit Parties' Receivables Assets pursuant to the Receivables Sale Agreements.

    Notwithstanding the foregoing, Debtor, may acquire all or substantially all of the assets or capital Stock of any Person (the "Target") (in each case, a "Permitted Acquisition") subject to the satisfaction of each of the following conditions:

      (i)  the Creditor shall have received at least 30 days' prior written notice of the proposed Permitted Acquisition;

      (ii)  the Permitted Acquisition shall only involve those assets of a business of the type engaged by the Debtor,

      (iii)  the Permitted Acquisition shall be consensual and approved by the Target's Board of Directors;

      (iv)  the acquisition price payable in connection with such Permitted Acquisitions, together with the aggregate acquisition price paid in connection with all other Permitted Acquisitions consummated during the Fiscal Year, shall not exceed $15,000,000;

      (v)  the business and assets acquired in such Permitted Acquisitions shall be free and clear of all Liens;

      (vi)  the Debtor shall be the surviving entity;

      (vii)  the Creditor shall have received a proforma balance sheet and income statement and cash flow statement of the Debtor and its Subsidiaries ("Acquisition ProForma") based on the most recent financial statements which shall be complete and shall fairly present the financial condition of the Debtor and its Subsidiaries taking into account such Permitted Acquisition, and such Acquisition Proforma shall reflect that (A) the average aggregate daily Excess Liquidity for the 60 day period preceding the consummation of such Permitted Acquisition would have exceeded $25,000,000 on a proforma basis and (B) after giving effect to such acquisition, Debtor would have been in compliance with the required financial covenants for the four quarter period reflected in the compliance certificate most recently delivered to Creditor prior to the consummation of the proposed acquisition,

      (viii)  the Creditor shall have received a balance sheet and income statement and cash flow statement projections of the Debtor and its Subsidiaries ("Acquisition Projections"), which shall reflect that such average aggregate daily Excess Liquidity, after giving effect to payment of accounts payable (including those assumed in connection with such Permitted Acquisition)

  consistent with past practices, of at least $25,000,000 shall continue for at least 60 days after the consummation of such Permitted Acquisition;

      (ix)  no additional indebtedness, guaranteed indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of such Debtor and Target after giving effect to such Permitted Acquisition, except (A) ordinary course trade payables and accrued expenses (to the extent of current assets being acquired of the Target) and (B) unsecured indebtedness of the Target (to the extent no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Permitted Acquisition); provided, however, that; unsecured indebtedness, contingent obligations (excluding "earn-outs" from future earnings of the acquired entity) and other liabilities may be assumed in the acquisition or retained by the Target after giving effect to the acquisition if the aggregate amount of such unsecured indebtedness, contingent obligations or other liabilities does not exceed 30% of the total acquisition price of the Permitted Acquisition;

      (x)  the Target shall not have incurred a loss for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target's Financial Statements (computed on a pro forma basis excluding Target's private ownership expenses to the extent such expenses will not be continuing after giving effect to the Acquisition), and shall not be projected to have a loss during the twelve-month period following the date of the Permitted Acquisition, based on reasonable projections with respect to the Target contained in the Acquisition Projections;

      (xi)  the Creditor shall have received a copy of the acquisition agreement; and

      (xii)  at the time of such Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing.

    6.2  Investments; Reimbursement Obligations and Advances.  Except as otherwise expressly permitted by this Section 6.2, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that (a) each Credit Party may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to Credit Party pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Credit Party does not exceed $100,000; (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date, and so long as no Default or Event of Default shall have occurred and be continuing, Debtor may make additional investments in its Subsidiaries after the Closing Date in an amount not to exceed $500,000 during any Fiscal Year; and (c) so long as no Default or Event of Default shall have occurred and be continuing Debtor may make other investments, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Rating Group or Moody's Investors Service, Inc., (iii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of "A" or better by a nationally recognized rating agency (an "A Rated Bank"), (iv) time deposits, maturing no more than 30 days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above; and (d) Debtor may make capital contributions to Receivables Subsidiary and Receivables Subsidiary may make advances and loans to Debtor, in each case in accordance with the Receivables Funding Documents.

    6.3  Indebtedness.  No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in clause (c) of Section 6.7, (ii) the Reimbursement Obligations and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and which are otherwise on terms and conditions no less favorable to any Credit Party or Creditor, as determined by Creditor, than the terms of the Indebtedness being refinanced, amended or modified, and (v) Indebtedness owing under the Receivables Funding Documents.

    6.4  Employee Reimbursement Obligations and Affiliate Transactions.  Except as otherwise expressly permitted in this Section 6.4 with respect to Affiliates, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except for transactions (i) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party, or (ii) pursuant to and in accordance with the terms of the Receivables Funding Documents.

    6.5  Capital Structure and Business.  No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations which could in any way adversely affect the repayment of the Reimbursement Obligations or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect, (b) make any change in its capital structure as described on Disclosure Schedule (3.8), including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, or (c) amend its charter or bylaws in a manner which would adversely affect Creditor or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

    6.6  Guaranteed Indebtedness.  No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) for the Obligations, (b) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (c) any Guaranteed Indebtedness under the Receivables Funding Documents, and (d) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.

    6.7  Liens.  No Credit Party shall create, incur, assume or permit to exist Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7); and (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to equipment and fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $5,000,000 during any Fiscal Year for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets). In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of Creditor as additional collateral for the Obligations, except (i) operating leases, (ii) Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto and (iii) the Receivables Funding Documents and the Intercreditor Agreement.

    6.8  Sale of Stock and Assets.  No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of their Accounts, other than (a) the sale of Inventory in the ordinary course of business, and (b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that are obsolete or no longer used or useful in such Credit Party's business and having a value not exceeding $100,000 in any single transaction or $500,000 in the aggregate in any Fiscal Year, (c) other Equipment and Fixtures having a value not exceeding $100,000 in any single transaction or $500,000 in the aggregate in any Fiscal Year and (d) the sale, transfer or contribution of Receivables Assets by any Credit Party to Debtor or the Receivables Subsidiary, pursuant to and in accordance with the Receivables Funding Documents. With respect to any disposition of assets or other properties permitted pursuant to clause (b) and clause (c) above, Creditor agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Debtor, at Debtor's expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Debtor.

    6.9  ERISA.  No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

    6.10  Financial Covenants.  Debtor shall not breach or fail to comply with any of the Financial Covenants (the "Financial Covenants") set forth in Annex G to the Receivables Funding Agreement as in effect on the date hereof.

    6.11  Hazardous Materials.  No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities which could not reasonably be expected to have a Material Adverse Effect.

    6.12  Sale-Leasebacks.  No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets except for sale-leaseback transaction as described on Disclosure Schedule (6.12).

    6.13  Cancellation of Indebtedness.  No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business consistent with past practices.

    6.14  Restricted Payments.  No Credit Party shall make any Restricted Payment, except (a) (i) intercompany loans and advances between Debtor and its Subsidiaries (other than the Existing Foreign Subsidiaries, LR Assurance and Workers' Assurance) and (ii) intercompany loans and advances between Debtor and the Existing Foreign Subsidiaries, LR Assurance and Workers' Assurance so long as the aggregate of all such loans and advances permitted under this clause (ii) does not to exceed $500,000 during any Fiscal Year, and (b) dividends and distributions by Subsidiaries of Debtor paid to Debtor. Notwithstanding the foregoing, this Section 6.14 shall not prohibit payments by Debtor to holders of Debtor's common stock in connection with repurchases of such stock by Debtor ("Permitted Stock Repurchases") so long as (i) Creditor shall have received at least 30 Business Days' prior to any such proposed payment (A) a written notice thereof, which shall include a reasonably detailed description of such proposed payment, (B) a pro forma consolidated balance sheet, income statement and cash flow statement of Debtor and its Subsidiaries, based on recent financial statements, which shall be complete and shall fairly represent in all material respects the assets, liabilities, financial condition and results of operations of Debtor and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such proposed payment and such pro forma statement shall reflect that the requirement set forth below have been satisfied, and (C) a certificate of the chief financial officer of Debtor to the effect that Debtor will be Solvent after the proposed payment and that the pro forma statements fairly present the financial condition of Debtor (on a consolidated basis) as of the date thereof after giving effect to the proposed payment, (ii) average daily Excess Liquidity for the 60-day period preceding the date of such proposed payment would have exceeded $25,000,000 on a pro forma basis (giving effect to such proposed payment), (iii) Excess Liquidity of $25,000,000 shall continue for at least 60 days after the consummation of such proposed payment, (iv) no Event of Default shall have occurred and be continuing or on a pro forma basis, would result after giving effect to such proposed payment and Debtor would have been in compliance with the required financial covenants for the four quarter period reflected in the compliance certificate most recently delivered to Creditor prior to the consummation of such proposed payment (after giving effect to such proposed payment), (v) all Stock repurchased pursuant to this section shall be immediately canceled and retired, and (vi) the proposed payment, together with all other payments in connection with other Permitted Stock Repurchases during any Fiscal Year does not exceed $5,000,000, provided, that Debtor need not comply with the requirements set forth in clauses (i) and (iii) above of this Section 6.14 so long as (A) Creditor shall have received written notice of such repurchase transaction on or prior to the date of such repurchase transaction, (B) there are no more than four (4) repurchase transactions in any Fiscal Quarter, and (C) the aggregate amount paid to holders of Debtor's common stock per each such stock repurchase transaction does not exceed $250,000, and the total amount paid to holders of Debtor's common stock in connection with all stock repurchase transactions during any Fiscal Quarter does not exceed $1,000,000. All stock repurchases consummated on the same day shall constitute a single a repurchase transaction for purposes of determining compliance with the limitations set forth in clauses (B) and (C) above in this Section 6.14.

    6.15  Change of Corporate Name or Location; Change of Fiscal Year.  No Credit Party shall (a) change its corporate name or the jurisdiction of its incorporation or formation, or (b) change its chief executive office, principal place of business, in any case without at least thirty (30) days prior written notice to Creditor and after Creditor's written acknowledgment that any reasonable action requested by Creditor in connection therewith, including to continue the perfection of any Liens in favor of Creditor in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to Creditor and after Creditor's written acknowledgment that any reasonable action requested by Creditor in connection therewith, including to continue the perfection of any Liens in favor of Creditor in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year.

    6.16  No Impairment of Intercompany Transfers.  No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement, the other Letter of Credit Documents, the Receivables Funding Documents and the Intercreditor Agreement) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loan by a Subsidiary of Debtor to Debtor.

    6.17  No Speculative Transactions.  No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

7.  TERM

    7.1  Termination.  The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Reimbursement Obligations and all other Obligations shall be automatically due and payable in full on such date.

    7.2  Survival of Obligations Upon Termination of Financing Arrangements.  Except as otherwise expressly provided for in the Letter of Credit Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Creditor relating to any unpaid portion of the Reimbursement Obligations or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Letter of Credit Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Creditor, all as contained in the Letter of Credit Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, however that in all events the provisions of Section 11, the payment obligations under Sections 1.11 and 1.12, and the indemnities contained in the Letter of Credit Documents shall survive the Termination Date.

8.  EVENTS OF DEFAULT: RIGHTS AND REMEDIES

    8.1  Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

    (a) Debtor (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Reimbursement Obligations or any of the other Obligations when due and the same shall remain unremedied for one Business Day or more, or (ii) fails to pay or reimburse Creditor for any expense reimbursable hereunder or under any other Letter of Credit Document within five (5) days following Creditor's demand for such reimbursement or payment of expenses.

    (b) Any Credit Party shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.1(c), 1.4, 5.4, 5.10, or 6.

    (c) Debtor shall fail or neglect to perform, keep or observe any of the provisions of Section 4 and the same shall remain unremedied for three (3) days or more.

    (d) Any Credit Party shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Letter of Credit Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for fifteen (15) days or more.

    (e) A default or breach shall occur under any other agreement, document or instrument to which any Credit Party is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Credit Party in excess of $500,000 in the aggregate, or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

    (f)  Any information contained in any representation or warranty herein or in any Letter of Credit Document or in any written statement, report, financial statement or certificate (other than a

Borrowing Base Certificate) made or delivered to Creditor by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

    (g) Assets of any Credit Party with a fair market value of $500,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

    (h) A case or proceeding in a court of competent jurisdiction shall have been commenced against any Credit Party seeking a decree or order in respect of any Credit Party (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any Credit Party or of any substantial part of any such Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

    (i)  Any Credit Party (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) shall fail to contest in a timely and appropriate manner or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Credit Party or of any substantial part of any such Person's assets, (iii) shall make an assignment for the benefit of creditors, or (iv) shall take any corporate action in furtherance of any of the foregoing, or (v) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due.

    (j)  A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate at any time outstanding shall be rendered against any Credit Party and the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

    (k) Any material provision of any Letter of Credit Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Letter of Credit Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Letter of Credit Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Letter of Credit Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

    (l)  Any Change of Control shall occur.

    (m) The Termination Date (as defined in the Receivables Funding Agreement) or any Termination Event (as defined in the Receivable Funding Agreement) shall occur.

    8.2  Remedies.  (a) If any Default or Event of Default shall have occurred and be continuing, Creditor may (i) without notice, suspend the Commitment with respect to the incurrence of further Letter of Credit Obligations whereupon any further Letter of Credit Obligations shall be incurred in Creditor's sole discretion so long as such Default or Event of Default is continuing, and (ii) without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Reimbursement Obligations and the Letter of Credit Fees to the Default Rate.

    (b) If any Event of Default shall have occurred and be continuing, Creditor may, without notice, (i) terminate the Commitment with respect to the incurrence of further Letter of Credit Obligations;

(ii) declare all or any portion of the outstanding Reimbursement Obligations, and any other outstanding Obligations to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Section 1.1(c), all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Debtor and each other Credit Party; and (iii) exercise any rights and remedies provided to Creditor under the Letter of Credit Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 8.1(g), (h) or (i), the Commitment shall be immediately terminated and all Reimbursement Obligations and other outstanding Obligations shall become immediately due and payable without declaration, notice or demand by any Person.

    8.3  Waivers by Credit Parties.  Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Creditor on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Creditor may do in this regard, (b) all rights to notice and a hearing prior to Creditor's taking possession or control of, or to Creditor's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Creditor to exercise any of its remedies, and (c) the benefit of all valuation, appraisal and exemption laws.

9.  PARTICIPATIONS

    9.1  Participations.  (a) Debtor consents to Creditor's sale of participations in, at any time or times, the Commitment or any portion thereof or interest therein. Any participation by Creditor of all or any part of its Commitment shall be sold with the understanding that all amounts payable by Debtor hereunder shall be determined as if Creditor had not sold such participation, and that the holder of any such participation shall not be entitled to require Creditor to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Commitment in which such holder participates, (ii) any extension of the scheduled due date of any Obligations in which such holder participates or the final due date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents, the other Letter of Credit Documents, the Receivables Funding Agreement or the Intercreditor Agreement). Solely for purposes of Sections 1.9, 1.11 and 11.12, Debtor acknowledges and agrees that a participation shall give rise to a direct obligation of Debtor to the participant and the participant shall be considered to be a "Creditor". Except as set forth in the preceding sentence neither Debtor nor any other Credit Party shall have any obligation or duty to any participant.

    (b) Debtor shall assist Creditor as reasonably required to enable Creditor to effect any such participation, including, if requested by Creditor, the participation of management in meetings with potential participants. Debtor shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their affairs contained in any selling materials provided by it and all other information provided by it and included in such materials.

    (c) Creditor may furnish any information concerning Credit Parties in the possession of Creditor from time to time to participants (including prospective participants). Creditor shall obtain from participants confidentiality covenants substantially equivalent to those contained in Section 11.8 hereof.

10. SUCCESSORS AND ASSIGNS

    10.1  Successors and Assigns.  This Agreement and the other Letter of Credit Documents shall be binding on and shall inure to the benefit of Debtor, Creditor and their respective successors and assigns (including, in the case of Debtor, a debtor-in-possession on behalf of Debtor), except as otherwise provided herein or therein. Debtor may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Letter of Credit Documents without the prior express written consent of Creditor. Any such purported assignment, transfer, hypothecation or other conveyance by Debtor without the prior express written consent of Creditor shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Debtor and Creditor with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Letter of Credit Documents.

11. MISCELLANEOUS

    11.1  Complete Agreement; Modification of Agreement.  The Letter of Credit Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2 below. Any letter of interest or any commitment letter between any Credit Party and Creditor or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect as the letter of credit facility provided hereunder shall be superseded by this Agreement.

    11.2  Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement or any other Letter of Credit Document, or any consent to any departure by any Debtor therefrom, shall in any event be effective unless the same shall be in writing and signed by Creditor and Debtor. Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 1.9), termination of the Commitment and a release of all claims against Creditor, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Creditor shall deliver to Debtor termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

    11.3  Fees and Expenses.  Debtor shall reimburse Creditor for all out-of-pocket expenses incurred in connection with the preparation of the Letter of Credit Documents (including the reasonable fees and expenses of all of its special loan counsel, advisors, consultants and auditors retained in connection with the Letter of Credit Documents and the Related Transactions and advice in connection therewith). Debtor shall reimburse Creditor for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

    (a) the forwarding to Debtor or any other Person on behalf of Debtor by Creditor of the proceeds of the Reimbursement Obligations;

    (b) any amendment, modification or waiver of, or consent with respect to, any of the Letter of Credit Documents or Related Transactions Documents or advice in connection with the administration of the Reimbursement Obligations made pursuant hereto or its rights hereunder or thereunder;

    (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Creditor, Debtor or any other Person) in any way relating to the Collateral, any of the Letter of Credit Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Debtor or any other Person that may be obligated to Creditor by virtue of the Letter of Credit Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Reimbursement Obligations during the pendency of one or more Events of Default;

    (d) any attempt to enforce any remedies of Creditor against any or all of the Credit Parties or any other Person that may be obligated to Creditor by virtue of any of the Letter of Credit Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Reimbursement Obligations during the pendency of one or more Events of Default;

    (e) any work-out or restructuring of the Reimbursement Obligations during the pendency of one or more Events of Default;

    (f)  efforts to (i) monitor the Reimbursement Obligations or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (f) above, all attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.3 shall be payable, on demand, by Debtor to Creditor. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

    11.4  No Waiver.  Creditor's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement and any of the other Letter of Credit Documents shall not waive, affect or diminish any right of Creditor thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Letter of Credit Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Creditor, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Creditor and directed to Debtor specifying such suspension or waiver.

    11.5  Remedies.  Creditor's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Creditor may have under any other agreement, including the other Letter of Credit Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

    11.6  Severability.  Wherever possible, each provision of this Agreement and the other Letter of Credit Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    11.7  Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Letter of Credit Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Letter of Credit Documents, the provision contained in this Agreement shall govern and control.

    11.8  Confidentiality.  Creditor agrees to use commercially reasonable efforts (equivalent to the efforts Creditor applies to maintain as confidential its own confidential information) to maintain as confidential all confidential information provided to it by the Credit Parties and designated as confidential for a period of three (3) years following the Termination Date, except that Creditor may disclose such information (a) to Persons employed or engaged by Creditor in evaluating, approving, structuring or administering the Reimbursement Obligations and the Commitment; (b) to any bona fide participant or potential participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide participant or potential participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Creditor to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Creditor's counsel, required by law; (e) in connection with the exercise of any right or remedy under the Letter of Credit Documents or in connection with any Litigation to which Creditor is a party, or (f) which ceases to be confidential through no fault of Creditor.

    11.9  GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LETTER OF CREDIT DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LETTER OF CREDIT DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. DEBTOR HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES AND CREDITOR PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LETTER OF CREDIT DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LETTER OF CREDIT DOCUMENTS, PROVIDED, THAT CREDITOR AND DEBTOR ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK AND, PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE CREDITOR FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF CREDITOR. DEBTOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND DEBTOR HEREBY WAIVES ANY OBJECTION WHICH SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENSAND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. DEBTOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX H OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH DEBTOR'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

    11.10  Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Annex C or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Debtor or Creditor) designated on Annex Cto receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

    11.11  Section Titles.  The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement between the parties hereto.

    11.12  Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

    11.13  WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN CREDITOR AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LETTER OF CREDIT DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

    11.14  Press Releases.  Debtor agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Letter of Credit Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) Debtor or Affiliate is required to do so under law and then, in any event, Debtor or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Debtor consents to the publication by Creditor of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Creditor reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements with Debtor's consent which shall not be unreasonably withheld or delayed.

    11.15  Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Debtor for liquidation or reorganization, should Debtor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Debtor's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

    11.16  Advice of Counsel.  Debtor represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

    11.17  No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

    11.18  Appointment of Agent for Service of Process.  DEBTOR HEREBY IRREVOCABLE APPOINTS CT CORPORATION (THE "PROCESS AGENT"), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS ITS AGENT TO RECEIVE ON ITS BAHALF SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY ACTION OR PROCEEDING COMMENCED BY CREDITOR. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO DEBTOR IN CARE OF THE PROCESS AGENT AT THE ABOVE ADDRESS OF THE PROCESS AGENT, AND DEBTOR HEREBY IRREVOVCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO RECEIVE SUCH SERVICE ON ITS BEHALF.

    IN WITNESS WHEREOF, this Letter of Credit Agreement has been duly executed as of the date first written above.

LABOR READY, INC.
By:
Name:	Steven C. Cooper
Title:	Executive Vice President and Chief Financial Officer
GENERAL ELECTRIC CAPITAL CORPORATION
By:
Name:
Title:	Its Duly Authorized Signatory

[Signature Page to Letter of Credit Agreement]

ANNEX A (Recitals)

to

LETTER OF CREDIT AGREEMENT

DEFINITIONS

    Capitalized terms used in the Letter of Credit Documents shall have (unless otherwise provided elsewhere in the Letter of Credit Documents) the following respective meanings and all section references in the following definitions shall refer to Sections of this Agreement:

    "Account Debtor" shall mean any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account.

    "Accounts" shall mean all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party and, in any event, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to any Credit Party, whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations which may be characterized as an account or contract right under the Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to any Credit Party, under all purchase orders and contracts for the sale of goods or the performance of services or both by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

    "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Persons, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Debtor, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Debtor. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Creditor.

    "Agreement" shall mean the Letter of Credit Agreement by and among Debtor and Creditor.

    "Appendices" shall have the meaning assigned to it in the recitals to this Agreement.

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    "Applicable L/C Margin" shall mean, for any particular calendar month, the percentage rate per annum set forth in the table below based upon the highest aggregate Letter of Credit Obligations that were outstanding during such month:

Amount	Applicable L/C Margin
Less than $40,000,000	0.75%
Equal to or greater than $40,000,000 but less than $55,000,000	0.80%
Equal to or greater than $55,000,000 but less than $65,000,000	0.85%
Equal to or grater than $65,000,000	0.90%

The Applicable L/C Margin shall be applied on a progressive basis to the outstanding Letter of Credit Obligations as set forth above.

    "Availability" shall have the meaning given such term in the Receivables Funding Agreement.

    "Blocked Account" shall have the meaning given to such term in Section 1.1(h).

    "Block Account Agreement" shall have the meaning given to such term in Section 1.1(h).

    "Blocked Account Bank" shall have the meaning given to such term in Section 1.1(h).

    "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

    "Capital Lease'' shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

    "Capital Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

    "Cash Collateral Account" shall have the meaning given such term in Section 1.1(c)(i) of this Agreement.

    "Cash Collateral Account Agreement" shall mean the Cash Collateral Account Agreement (in the form of Exhibit 1.1(c)(i)) executed by Debtor pursuant to Section 1.1(c)(i).

    "Cash Collateral Account Bank" shall have the meaning given such term in Section 1.1(c)(i).

    "Cash Equivalents" shall have the meaning given such term in Section 1.1(c)(i) of the Agreement.

    "Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 30% or more of the issued and outstanding shares of capital Stock of Debtor having the right to vote for the election of directors of Debtor under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Debtor (together with any new directors whose election by the board of directors of Debtor or whose nomination for election by the stockholders of Debtor was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, or (c) Debtor shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries.

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    "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (b) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

    "Chattel Paper" shall mean any "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

    "Closing Date" shall mean March 1, 2001.

    "Code" shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Creditor's security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

    "Collateral" shall mean the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Creditor to secure the Obligations.

    "Collateral Documents" shall mean the Security Agreement, the Pledge Agreement, the Guaranties, the Cash Collateral Account Agreement, the Blocked Account Agreement, and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

    "Collection Account" shall mean that certain account of Creditor, account number 502-328-54 in the name of Creditor at Bankers Trust Company in New York, New York or such other account as Creditor shall specify.

    "Collections" shall have the meaning given such term in the Receivables Funding Agreement.

    "Commitment" shall mean commitment of Creditor to incur Letter of Credit Obligations, which commitment shall be Eighty Million Dollars ($80,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

    "Commitment Termination Date" shall mean the earliest of (a) March 1, 2006, (b) the date of termination of Creditor's obligation to incur Letter of Credit Obligations or permit existing Reimbursement Obligations to remain outstanding pursuant to Section 8.2(b), and (c) the Receivables Facility Termination Date, and (d) date of indefeasible payment in full by Debtor of the Reimbursement Obligations and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Section 1.1(c), and the permanent reduction of the Commitment to zero dollars ($0).

    "Contracts" shall mean all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

    "Copyright License" shall mean any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

A–3

    "Copyrights" shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

    "Creditor" shall have the meaning assigned thereto in the preamble to their Agreement.

    "Credit Parties" shall mean Debtor and each of its Subsidiaries (other than the Receivables Subsidiary, the Existing Foreign Subsidiaries, LR Assurance and Workers' Assurance).

    "Debtor" shall have the meaning assigned thereto in the preamble to this Agreement.

    "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

    "Default Rate" shall have the meaning assigned to it in Section 1.5(d).

    "Documents" shall mean any "documents," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

    "Dollars" or "$" shall mean lawful currency of the United States of America.

    "Eligible Receivables" shall have the meaning such term in the Receivables Funding Agreement.

    "Environmental Laws" shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

    "Environmental Liabilities" shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

A–4

    "Environmental Permits" shall mean all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

    "Equipment" shall mean all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials, handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

    "ERISA Affiliate" shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) which, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

    "ERISA Event" shall mean, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

    "ESOP" shall mean a Plan which is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

    "Event of Default" shall have the meaning assigned to it in Section 8.1.

    "Excess Liquidity" means, on any date of determination thereof, the sum of (x) the amount of Net Availability at such time plus (y) the Credit Parties' consolidated unrestricted cash on hand at such time (including unrestricted cash in cash machines operated by the Credit Parties, but excluding cash in the Cash Collateral Account or any of the Accounts (as defined in the Funding Agreement)) less (z) any checks or other drafts drawn by any Credit Party but not yet paid at such time.

    "Existing Foreign Subsidiaries" means Labour Ready Temporary Services UK Limited, a United Kingdom corporation, Labour Ready Temporary Services Ireland Limited, a United Kingdom corporation, and Labour Ready Temporary Services LTD, a Canadian corporation.

A–5

    "Federal Funds Rate" shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Creditor.

    "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System, or any successor thereto.

    "Fees" shall mean any and all fees payable to Creditor pursuant to this Agreement or any of the other Letter of Credit Documents.

    "Financial Statements" shall mean the consolidated and consolidating income statements, statements of cash flows and balance sheets of Debtor delivered in accordance with Sections 3.4 and 4.1 of this Agreement.

    "Fiscal Month" shall mean any of the monthly accounting periods of Debtor.

    "Fiscal Quarter" shall mean any of the quarterly accounting periods of Debtor.

    "Fiscal Year" shall mean any of the annual accounting periods of Debtor ending on December 31 of each year.

    "Fixtures" shall mean any "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

    "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied as such term is further defined in Annex G to this Agreement.

    "General Intangibles" shall mean any "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, and, in any event, including all right, title and interest which such Credit Party may now or hereafter have in or under any Contract, all customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

    "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet

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condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is made and (y) the Letter of Credit Commitment for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

    "Guaranties" shall mean, collectively, the Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Creditor in respect of the Obligations.

    "Guarantors" shall mean each Subsidiary of Debtor (other than the Receivables Subsidiary, the Exiting Foreign Subsidiaries, LR Assurance and Workers' Assurance) and each other Person, if any, which executes a guarantee or other similar agreement in favor of Creditor in connection with the transactions contemplated by this Agreement and the other Letter of Credit Documents.

    "Hazardous Material" shall mean any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

    "Indebtedness" of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or Creditor under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

    "Indemnified Liabilities" shall have the meaning assigned to it in Section 1.9.

    "Index Rate" shall mean, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate Reimbursement Obligations at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as

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the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in this Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

    "Instruments" shall mean any "instrument," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all notes and other, without limitation, evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

    "Intellectual Property" shall mean any and all Licenses, Patents, Copyrights, Trademarks, trade secrets and customer lists.

    "Intercreditor Agreement" shall mean the Intercreditor Agreement dated as of March 1, 2001, among Debtor, the Receivables Borrower, Debtor's other Subsidiaries, Creditor, and GE Capital as Receivables Administrative Agent and as Receivables Collateral Agent, as such agreement may be amended, supplemented, restated or replaced from time to time.

    "Inventory" shall mean any "inventory," as such term is defined in the Code, now or hereafter owned or acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property which are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.

    "Investment Property" shall have the meaning ascribed thereto in Section 9-115 of the Code in those jurisdictions in which such definition has been adopted and shall include (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts held by any Credit Party; (iv) all commodity contracts held by any Credit Party; and (v) all commodity accounts held by any Credit Party.

    "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

    "IRS" shall mean the Internal Revenue Service, or any successor thereto.

    "L/C Issuer" shall have the meaning given to such term in Section 1.1(a).

    "Letter of Credit Account" shall have the meaning assigned to it in Section 1.8.

    "Letter of Credit Documents" shall mean this Agreement, the Collateral Documents and all other agreements, instruments, documents and certificates identified in Annex B executed and delivered to, or in favor of, Creditor and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Creditor in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Letter of Credit Document to a Letter of Credit Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Agreement as the same may be in effect at any and all times such reference becomes operative.

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    "Letter of Credit Exposure" shall mean, at any date of determination thereof, the sum (without duplication) of the aggregate outstanding Reimbursement Obligations plus the aggregate outstanding Letter of Credit Obligations.

    "Letter of Credit Fee" has the meaning ascribed thereto in Section 1.1(d).

    "Letter of Credit Obligations" shall mean all outstanding obligations incurred by Creditor at the request of Debtor, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or guaranty by Creditor with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount which may be payable by Creditor thereupon or pursuant thereto.

    "Letters of Credit" shall mean standby letters of credit issued for the account of Debtor or any other Credit Party by any L/C Issuer, and bankers' acceptances issued by Debtor or any other Credit Party, for which Creditor has incurred Letter of Credit Obligations.

    "License" shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

    "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

    "Litigation" shall have the meaning assigned to it in Section 3.13.

    "LR Assurance" means Labor Ready Assurance Corp. of Cayman Islands, a Cayman Island corporation.

    "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Credit Parties considered as a whole, (b) Debtor's or any Guarantor's ability to pay any of the Reimbursement Obligations or any of the other Obligations in accordance with the terms of this Agreement, (c) the Collateral or Creditor's Liens on the Collateral or the priority of such Liens, or (d) Creditor's rights and remedies under this Agreement and the other Letter of Credit Documents.

    "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

    "Net Availability" shall mean, as of any date of determination thereof, the amount (if any) by which the Availability at such time exceeds the sum of the Letter of Credit Exposure plus the aggregate outstanding principal balance of the Receivables Advances at such time.

    "Obligations" shall mean (i) all Reimbursement Obligations, (ii) all advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Creditor, and (iii) all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Letter of Credit Documents. This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of any Credit Party,

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whether or not allowed in such proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Credit Party under this Agreement or any of the other Letter of Credit Documents.

    "Patent License" shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

    "Patents" shall mean all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

    "Permitted Acquisitions" shall have the meaning assigned to it in Section 6.1.

    "Permitted Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable; (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) presently existing or hereinafter created Liens in favor of Creditor; and (i) Liens on Receivables Assets in favor of Debtor, the Receivables Subsidiary, the Receivables Administrative Agent, the Receivables Collateral Agent or the Receivables Lenders granted pursuant to the Receivables Funding Documents and subject to the Intercreditor Agreement.

    "Permitted Stock Repurchases" shall have the meaning assigned to it in Section 6.14.

    "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

    "Plan" shall mean, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which any Credit Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

    "Pledge Agreement" shall mean the Pledge Agreement of even date herewith executed by Debtor in favor of Creditor, pledging all Stock of Receivables Subsidiary, if any, and all Intercompany Notes owing to or held by it.

    "Prior Creditor" shall mean U.S. Bank.

    "Prior Creditor Obligations" shall mean all indebtedness and obligations of the Credit Parties under the Business Loan Agreement, dated as of February 3, 1999, as amended, between Debtor and the Prior Creditor.

    "Proceeds" shall mean "proceeds," as such term is defined in the Code and, in any event, shall include (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any

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form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

    "Qualified Plan" shall mean a Plan which is intended to be tax-qualified under Section 401(a) of the IRC.

    "Rating Agencies" shall have the meaning assigned to such term in the Receivables Funding Agreement.

    "Receivables" shall have the meaning assigned to such term in the Receivables Funding Agreement.

    "Receivables Administrative Agent" shall mean the Administrative Agent under (and as such term is defined in) the Receivables Funding Agreement.

    "Receivables Advances" shall mean any and all Advances made under (as such term is defined in) the Receivables Funding Agreement.

    "Receivables Assets" shall have the meaning assigned to such term in the Intercreditor Agreement.

    "Receivables Collateral Agent" shall mean the Collateral Agent under (and is defined in) the Receivables Funding Agreement.

    "Receivables Facility Termination Date" shall mean the Facility Termination Date (as defined in the Receivables Funding Agreement).

    "Receivables Funding Agreement" shall mean the Receivables Funding Agreement, dated as of March 1, 2001, among the Receivables Subsidiary, Debtor as servicer, Redwood as the conduit purchaser, and GE Capital as the committed purchaser and as the administrative agent, as such agreement may be amended, supplemented, restated or replaced from time to time.

    "Receivables Funding Documents" shall mean the Receivables Funding Agreement and the Receivables Sale Agreements.

    "Receivables Lenders" shall mean the Lenders under (and as such term is defined in) the Receivables Funding Agreement.

    "Receivables Sale and Contribution Agreement" shall mean the Receivables Sale and Contribution Agreement, dated as of March 1, 2001 between Debtor as seller and the Receivables Subsidiary as purchaser, as such agreement may be amended, supplemented, restated or replaced from time to time.

    "Receivables Sale Agreement" shall mean the Receivables Sale Agreement, dated as of March 1, 2001, among Debtor as purchaser and Debtor's Subsidiaries (other than the Receivables Subsidiary) as sellers, as such agreement may be amended, supplemented, restated or replaced from time to time.

    "Receivables Sale Agreements" shall mean the Receivables Sale and Contribution Agreement and the Receivables Sale Agreement.

    "Receivables Subsidiary" shall mean Labor Ready Funding Corporation, a Delaware corporation.

    "Redwood" shall mean Redwood Receivables Corporation, a Delaware corporation.

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    "Refinancing" shall mean the repayment in full by Debtor of the Prior Creditor Obligations on the Closing Date.

    "Reimbursement Obligations" shall mean the obligations of Debtor under Section 1.1(b) of the Agreement to reimburse Creditor for any and all payments made by Creditor under or with respect to any or all of the Letter of Credit Obligations.

    "Related Transactions" means the incurrence of the initial Letter of Credit Obligations, the making of the initial Receivables Advances on the Closing Date and the Refinancing.

    "Related Transactions Documents" shall mean the Letter of Credit Documents and Receivables Funding Documents.

    "Release" shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

    "Reserves" shall have the meaning given such term in the Receivables Funding Agreement.

    "Restricted Payment" shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of a Person's Stock, (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person other than payments of compensation in the ordinary course of business to stockholders who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Person to any Stockholder of such Person or their Affiliates.

    "Retiree Welfare Plan" shall mean, at any time, a Plan that is a "welfare plan" as defined in Section 3(2) of ERISA, that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

    "Sale" shall have the meaning given to such term in the Receivables Sale and Contribution Agreement.

    "Sale Price" shall have the meaning given to such term in the Receivables Sale and Contribution Agreement.

    "Security Agreement" shall mean the Security Agreement, dates as of March 1, 2001, entered into among Creditor and each Credit Party that is a signatory thereto.

    "Servicer" shall have the meaning given to such term in the Receivables Funding Agreement.

    "Sold" shall have the meaning given to such term in the Receivables Sale and Contribution Agreement.

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    "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probably liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

    "Stock" shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

    "Stockholder" shall mean, with respect to any Person, each holder of any Stock of such Person.

    "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

    "Subsidiary Guaranty" shall mean the Subsidiary Guaranty, dated as of March 1, 2001, executed by all Subsidiaries of Debtor (other than the Receivables Subsidiary, the Existing Foreign Subsidiaries, LR Assurance and Workers' Assurance) in favor of Creditor.

    "Taxes" shall mean taxes, levies, imposts, deductions, Charges or with Debtor, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Creditor by the jurisdictions under the laws of which Creditor is organized or any political subdivision thereof.

    "Termination Date" shall mean the date on which the Reimbursement Obligations have been indefeasibly repaid in full and all other Obligations under this Agreement and the other Letter of Credit Documents have been completely discharged and Letter of Credit Obligations have been cash collateralized, canceled or backed by stand-by letters of credit in accordance with Section 1.1(c)(ii), and Debtor shall not have any further right to borrow any monies under this Agreement.

    "Title IV Plan" shall mean an employee pension benefit plan, as defined in Section 3 (2) of ERISA (other than a Multiemployer Plan), which is covered by Title IV of ERISA, and which any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

    "Trademark License" shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

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    "Trademarks" shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

    "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

    "Workers' Assurance" means Workers' Assurance of Hawaii, Inc., a Hawaiian corporation.

    All other undefined terms contained in any of the Letter of Credit Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. Unless otherwise specified, reference in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

    Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Letter of Credit Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Letter of Credit Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

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ANNEX B (Section 2.1(a))
to
LETTER OF CREDIT AGREEMENT
SCHEDULE OF ADDITIONAL CLOSING DOCUMENTS

    In addition to, and not in limitation of, the conditions described in Section 2.1 of this Agreement, pursuant to Section 2.1(a), the following items must be received by Creditor in form and substance satisfactory to Creditor on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to this Agreement):

    A.  Appendices.  All Appendices to this Agreement, in form and substance satisfactory to Creditor.

    B.  Letter of Credit Agreement.  Duly executed originals of this Agreement dated the Closing Date, together with the Master Agreement for Standby Letters of Credit in substantially the form attached hereto as Exhibit 2.2.

    C.  Security Agreement.  Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto, including, without limitation, the Power of Attorney.

    D.  Insurance.  Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Creditor, in favor of Creditor.

    E.  Security Interests and Code Filings.  Evidence satisfactory to Creditor that Creditor has a valid and perfected first priority (except for Permitted Encumbrances) security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Creditor may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Creditor Obligations (all of which shall be terminated on the Closing Date) and those relating to the Receivables Funding Documents.

    F.  Payoff Letter; Termination Statements.  Copies of a duly executed payoff letter, in form and substance satisfactory to Creditor, by and between all parties to the Prior Creditor Letter of Credit Documents evidencing repayment in full of all Prior Creditor Obligations, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Creditor, manually signed by the Prior Creditor releasing all liens of Prior Creditor upon any of the personal property of each Credit Party, and (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of Prior Creditor or relating to the Prior Creditor Obligations.

    G.  Subsidiary Guaranty.  Subsidiary Guaranty executed by and each direct and indirect Subsidiary of Debtor (other than the Receivables Subsidiary, the Existing Foreign Subsidiaries, LR Assurance and Workers' Assurance) in favor of Creditor.

    H.  Charter and Good Standing.  For each Credit Party, such Person's (a) charter or constitutive documents and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of formation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

B–1

    I.  Bylaws and Resolutions.  For each Credit Party, (a) such Person's bylaws, operating agreement or limited partnership agreement, as applicable, together with all amendments thereto and (b) resolutions of such Person's Board of Directors, members, stockholders, managers and/or partners, as applicable, approving and authorizing the execution, delivery and performance of the Letter of Credit Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's secretary or an assistant secretary as being in full force and effect without any modification or amendment.

    J.  Incumbency Certificates.  For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Letter of Credit Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

    K.  Opinions of Counsel.  Duly executed originals of opinions of McGavick Graves, P.S., counsel for the Credit Parties, together with any local counsel opinions requested by Creditor, each in form and substance satisfactory to Creditor and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Creditor, and to include in such opinion an express statement to the effect that Creditor is authorized to rely on such opinion.

    L.  Pledge Agreement.  Duly executed originals of the Pledge Agreement accompanied by (as applicable) share certificates representing all of the outstanding Stock of the Receivables Subsidiary being pledged pursuant to the Pledge Agreement and stock powers for such share certificates executed in blank.

    M.  Accountants' Letters.  A letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Creditor in accordance with Section 4.2, and a letter from such auditors acknowledging Creditor's reliance on the auditor's certification of past and future Financial Statements.

    N.  Appointment of Agent for Service.  An appointment of CT Corporation as each Credit Party's agent for service of process.

    O.  Officer's Certificate.  Creditor shall have received duly executed originals of a certificate of the Chief Financial Officer of Debtor, dated the Closing Date, stating that, since December 31, 1999 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which Debtor operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by this Agreement and the other Letter of Credit Documents; (d) there have been no Restricted Payments made by any Credit Party; and (e) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Debtor or any of its Subsidiaries.

    P.  Intercreditor Agreement.  Creditor shall have received any and all subordination and/or intercreditor agreements, all in form and substance reasonably satisfactory to Creditor, in its sole discretion, as Creditor shall have deemed necessary or appropriate with respect to any Indebtedness of any Credit Party, including, without limitation, the Intercreditor Agreement.

    Q.  Audited Financials; Financial Condition.  Creditor shall have received Debtor's final Financial Statements for its Fiscal Year ended December 31, 1999, audited by Arthur Andersen LLP. Debtor shall have provided Creditor with its current operating statements, a consolidated and consolidating balance sheet and statement of cash flows, and a Borrowing Base Certificate with respect to Debtor certified by its Chief Financial Officer, in each case in form and substance satisfactory to Creditor, and Creditor shall be satisfied, in its sole discretion, with all of the foregoing. Creditor shall have further received a certificate of the Chief Financial Officer of Debtor to the effect that (a) Debtor will be

B–2

Solvent upon the consummation of the transactions contemplated herein; and (b) containing such other statements with respect to the solvency of Debtor and matters related thereto as Creditor shall request.

    R.  Blocked Account Agreement.  Duly executed originals of the Blocked Account Agreement covering the Blocked Account which shall have been established at a bank or depository institution acceptable to Creditor.

    S.  Other Documents.  Such other certificates, documents and agreements respecting any Credit Party as Creditor may, in its sole discretion, request.

    T.  Intellectual Property Security Agreement.  In form and substance satisfactory to creditor.

B–3

ANNEX C (Section 11.10)
to
LETTER OF CREDIT AGREEMENT

NOTICE ADDRESSES

(A)
If to Creditor, at

    General Electric Capital Corporation
    201 High Ridge Road
    Stamford, Connecticut 06927-5100
    Attention: Labor Ready Account Manager
    Telecopier No.: (203) 357-4065
    Telephone No.: (203) 316-7821

    with copies to:

    Kilpatrick Stockton LLP
    1100 Peachtree Street, N.W., Suite 2800
    Atlanta, Georgia 30309
    Attention: Hilary P. Jordan, Esq.
    Telecopier No. (404) 815-6555
    Telephone No.: (404) 815-6500

    and

    General Electric Capital Corporation
    201 High Ridge Road
    Stanford, Connecticut 06927-5100
    Attention: Corporate Counsel/Commercial Finance
    Telecopier No.: (203) 316-7889
    Telephone No.: (203) 316-7554

(B)
If to Debtor, at

    Labor Ready, Inc.
    1016 S. 28th Street
    Tacoma, Washington 98409
    Attention: Chief Financial Officer and General Counsel
    Telecopier No.: (877) 334-0797

    with copy to:

    Malcolm C. Lindquist
    McGavick Graves, P.S.
    1102 Broadway, Suit 500
    Tacoma, Washington 98401
    Telecopier No.: 253-627-2247

EXHIBIT 1.1(c)(i)

CASH COLLATERAL ACCOUNT AGREEMENT

    THIS CASH COLLATERAL ACCOUNT AGREEMENT ("Agreement") is made and entered into as of the    day of March, 2001, by and among            , a            ("Bank"), LABOR READY, INC., a Washington corporation ("Debtor"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("Creditor").

    A.  Pursuant to that certain Letter of Credit Agreement dated as of March 1, 2001, between Debtor and Creditor (as amended, supplemented or otherwise modified from time to time, the "L/C Agreement"), Creditor has, subject to certain terms and conditions provided for therein, agreed to incur certain obligations in order to make available letters of credit for the benefit of Debtor and certain of its Subsidiaries.

    B.  Debtor has established deposit account number            with Bank (the "Account").

    C.  The parties hereto desire to enter into this Agreement in order to set forth their relative rights and duties with respect to the Account and all funds on deposit therein from time to time.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

    1.  Security Interest; Agency.  As collateral security for Debtor' obligations to Creditor under (and as defined) the L/C Agreement, Debtor hereby grants to Creditor a present and continuing security interest in all of Debtor's rights, titles and interests in, to or under (a) the Account, (b) all contract rights, claims and privileges in respect of the Account, (c) all funds now or hereafter on deposit in the Account, and (d) all proceeds of the foregoing (including any interest or other income earned on the Account), and Bank acknowledges that this Agreement constitutes notice to Bank of Creditor's security interest in such collateral and Bank does hereby consent thereto; provided, that Bank makes no representation or warranty as to the value, perfection, priority or enforceability of such security interest. Creditor hereby appoints Bank as Creditor's bailee and pledgee-in-possession for the Account, and Bank hereby accepts such appointment and agrees to be bound by the terms of this Agreement. Debtor hereby agrees to such appointment and further agrees that Bank, on behalf of Creditor, shall be entitled to exercise, upon the written instructions of Creditor, any and all rights which Creditor may have under the L/C Agreement, the other letter of credit documents described therein or under applicable law with respect to the Account and all other collateral described in this paragraph 1. Bank and Debtor confirm to and agree with Creditor that the Account is not and will not be evidenced by any certificate of deposit, savings certificate or other instrument or certificated security.

    2.  Control of Account.  The Account shall be under the sole dominion and control of Creditor and shall be maintained by Bank in the name of "Labor Ready, Inc." Debtor shall not have any control over the use of, or any right to withdraw any amount from, the Account. Upon receipt of written instructions to do so from Creditor, the Bank shall immediately transmit by federal funds wire transfer all funds then on deposit in the Account to such other deposit account as Creditor may specify in such instructions.

    3.  Statements and Other Information.  Bank shall provide Creditor with copies of the regular monthly bank statements for the Account provided to Debtor and such other information relating to the Account as shall reasonably be requested by Creditor. Bank shall also deliver a copy of all notices and statements required to be sent to Debtor pursuant to any agreement governing or related to the Account to Creditor at such times as provided therein.

    4.  Fees.  Debtor agrees to pay on demand all usual and customary service charges, transfer fees and account maintenance fees (collectively, "Fees") of Bank in connection with the Account. Creditor shall not have any responsibility or liability for the payment of any Fees.

    5.  Set-off.  Bank hereby agrees that Bank will not exercise or claim any right of set-off or banker's lien against the Account or any funds on deposit therein.

    6.  Exculpation of Bank; Indemnification by Debtor.  Debtor and Creditor agree that Bank shall have no liability to either of them for any loss or damage that either or both may claim to have suffered or incurred, either directly or indirectly, by reason of this Agreement or any transaction or service contemplated by the provisions hereof, unless occasioned by the gross negligence or willful misconduct of Bank. In no event shall Bank be liable for losses or delays resulting from computer malfunction, interruption of communication facilities, labor difficulties or other causes beyond Bank's reasonable control or for indirect, special or consequential damages. Debtor agrees to indemnify Bank and hold it harmless from and against any and all claims, and from and against any damages, penalties, judgments, liabilities, losses or expenses (including reasonable attorney's fees and disbursements) incurred as a result of the assertion of any claim, other than those ultimately determined to be founded on gross negligence or willful misconduct of Bank, by any person or entity, arising out of, or otherwise related to, any transaction conducted or service provided by Bank through the use of any account at Bank pursuant to the procedures provided for or contemplated by this Agreement.

    7.  Termination.  This Agreement may be terminated by Debtor only upon delivery to Bank of a written notification thereof jointly executed by Debtor and Creditor. This Agreement may be terminated by Creditor at any time, with or without cause, upon its delivery of written notice thereof to each of Debtor and Bank. This Agreement may be terminated by Bank at any time on not less than 30 days prior written notice delivered to each of Debtor and Creditor. Upon delivery or receipt of such notice of termination to or by Bank, Bank will immediately transmit to such other deposit account as Creditor may direct all funds, if any, then on deposit in the Account. The provisions of paragraphs 1, 2 and 5 shall survive termination of this Agreement unless and until specifically released by Creditor in writing. All rights of Bank under paragraphs 4 and 6 shall survive any termination of this Agreement.

    8.  Irrevocable Agreements.  Debtor acknowledges that the agreements made by it and the authorizations granted by it in paragraphs 1 and 2 hereof are irrevocable and that the authorizations granted in paragraphs 1 and 2 hereof are powers coupled with an interest.

    9.  Notices.  All notices, requests or other communications given to Debtor, Creditor or Bank shall be given in writing (including by facsimile) at the address specified below:

    Creditor:

    General Electric Capital Corporation
    201 High Ridge Road
    Stamford, Connecticut 06927-5100
    Attention: Labor Ready Account Manager
    Telecopier No.: (203) 357-4065
    Telephone No.: (203) 316-7821

    with copies to:

    Kilpatrick Stockton LLP
    1100 Peachtree Street, N.W., Suite 2800
    Atlanta, Georgia 30309
    Attention: Hilary P. Jordan, Esq.
    Telecopier No. (404) 815-6555
    Telephone No.: (404) 815-6500

    and

    General Electric Capital Corporation
    201 High Ridge Road
    Stanford, Connecticut 06927-5100
    Attention: Corporate Counsel/Commercial Finance
    Telecopier No.: (203) 316-7889
    Telephone No.: (203) 316-7554

    Bank: [Bank Name]

    Attention: ____________________________________
    Telephone: ____________________________________
    Facsimile: ____________________________________

    Debtor:

    Labor Ready, Inc.
    1016 S. 28th Street
    Tacoma, Washington 98409
    Attention: Chief Financial Officer and General Counsel
    Telecopier No.: (877) 334-0797
    Telephone No.: (253) 383-9101

    With copies to:

    Malcolm C. Lindquist
    McGavick Graves, P.S.
    1102 Broadway, Suite 500
    P.O. Box 1317
    Tacoma, Washington 98401
    Telecopier No.: (253) 627-2247
    Telephone No.: (253) 627-1181

Any party may change its address for notices hereunder by notice to each other party hereunder given in accordance with this paragraph 9. Each notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this paragraph 9 and confirmation of receipt is made by the appropriate party, (b) if given by overnight courier, 24 hours after such communication is deposited with the overnight courier for delivery, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in this paragraph 9.

    10.  Miscellaneous.

      (a) This Agreement may be amended only by a written instrument executed by Creditor, Bank and Debtor acting by their respective duly authorized representatives.

      (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but neither Debtor nor Bank shall be entitled to assign or delegate any of its rights or duties hereunder without first obtaining the express prior written consent of Creditor.

      (c) This Agreement may be executed in any number of several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      (d) THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF            (WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW RULES).

    IN WITNESS WHEREOF, each of the parties has executed and delivered this Account Agreement as of the day and year first above set forth.

[NAME OF BANK]
By:
Name:
Title:
LABOR READY, INC.
By:
Name:
Title:
GENERAL ELECTRIC CAPITAL CORPORATION
By:
Name:
Its Duly Authorized Signatory

EXHIBIT 1.1(h)
FORM OF BLOCKED ACCOUNT AGREEMENT

    THIS BLOCKED ACCOUNT AGREEMENT ("Agreement") is made and entered into as of this            day of            , 2001, by and among             , a      ("Bank"), LABOR READY, INC., a Washington corporation ("Company"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation (together with any successors and assigns, "Creditor").

    A.  Pursuant to that certain Letter of Credit Agreement dated as of March 1, 2001 between Company, and Creditor (as amended, supplemented or otherwise modified from time to time, the "Letter of Credit Agreement"), Creditor has agreed, subject to certain terms and conditions to incur certain obligations in respect of letters of credit.

    B.  Company has established deposit account number            with Bank (the "Blocked Account").

    C.  The parties hereto desire to enter into this Agreement in order to set forth their relative rights and duties with respect to the Blocked Account and all funds on deposit therein from time to time.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

    1.  Effectiveness.  This Agreement shall take effect immediately upon its execution by all parties hereto and shall supersede any blocked account or similar agreement in effect with respect to the Blocked Account.

    2.  Security Interest; Agency.  As collateral security for Company's obligations to Creditor under the Letter of Credit Agreement and the other Letter of Credit Documents described therein, Company hereby grants to Creditor a present and continuing security interest in (a) the Blocked Account, (b) all contract rights, claims and privileges in respect of the Blocked Account, and (c) all cash, checks, money orders and other items of value of Company now or hereafter paid, deposited, credited, held (whether for collection, provisionally or otherwise) or otherwise in the possession or under the control of, or in transit to, Bank or any agent, bailee or custodian thereof (collectively, "Receipts"), and all proceeds of the foregoing, and Bank acknowledges that this Agreement constitutes notice of Creditor's security interest in such collateral and does hereby consent thereto; provided, that Bank makes no representation or warranty as to the value, perfection, priority or enforceability of such security interest. Creditor hereby appoints Bank as Creditor's bailee and pledgee-in-possession for the Blocked Account and all Receipts, and Bank hereby accepts such appointment and agrees to be bound by the terms of this Agreement. Company hereby agrees to such appointment and further agrees that Bank, on behalf of Creditor, shall be entitled to exercise, upon the written instructions of Creditor, any and all rights which Creditor may have under the Letter of Credit Agreement, the other Letter of Credit Documents described therein or under applicable law with respect to the Blocked Account, all Receipts and all other collateral described in this paragraph 2.

    3.  Control of Blocked Account.  The Blocked Account shall be under the sole dominion and control of Creditor and shall be maintained by Bank in the name of Company. Notwithstanding anything set forth herein to the contrary, neither Company nor any other person or entity, through or under Company, shall have any control over the use of, or any right to withdraw any amount from, the Blocked Account, except for the Company's right to give instructions for the withdrawal, transfer or payment of funds at any time prior to the giving of a Notice of Direction by Creditor to Bank as provided for in Section 4(b) below.

    4.  Procedures for Blocked Account.  Bank shall follow the following procedures with respect to the Blocked Account:

      (a) Apply and credit for deposit to the Blocked Account all Receipts from time to time tendered by or on behalf of Company for deposit therein, including without limitation all wire transfers and other payments directed to the Blocked Account.

      (b) Creditor hereby authorizes the Bank to continue to accept instructions from the Company for the withdrawal, transfer or payment of funds from the Account until the Creditor has given Bank a written notice in the form attached hereto as Exhibit A (any such notice a "Notice of Direction"). After receipt of a Notice of Direction, Bank shall determine, on each business day, the balance of all available funds on deposit in the Blocked Account and automatically initiate a federal funds wire transfer of all such funds not later than 12:00 noon (New York Time) on such business day to the account designated below, or to such other account as may be designated in writing from time to time by Creditor (the "Collection Account"):

      Bankers Trust Company
      New York, New York
      ABA No. 021001033
      Account No. 50232854
      Account Name: GECC CAF Depository
      Ref: Labor Ready

    5.  Statements and Other Information.  Upon the request of Administrative Agent, Bank shall send to Creditor copies of all returned and dishonored Receipts promptly upon Bank's receipt thereof, and upon Creditor's request Bank shall provide Creditor with copies of the regular monthly bank statements provided to Company and such other information relating to the Blocked Account as shall reasonably be requested by Creditor. Bank shall also deliver a copy of all notices and statements required to be sent to Company pursuant to any agreement governing or related to the Blocked Account to Creditor at such times as provided therein.

    6.  Fees.  Company agrees to pay on demand all usual and customary service charges, transfer fees and account maintenance fees (collectively, "Fees") of Bank in connection with the Blocked Account. In the event Company fails to timely make a payment to Bank of any Fees, Bank may thereafter exercise its right of set-off against the Blocked Account or any other depository account maintained by Company at Bank for such amounts and nothing in this Agreement shall limit or otherwise impair Bank's rights of setoff against any depository account maintained by Company at Bank in manner and to the extent set forth in any blocked account or similar agreement in effect with respect thereto. Creditor shall not have any responsibility or liability for the payment of any Fees.

    7.  Uncollected Funds.  If any Receipts deposited in the Blocked Account are returned unpaid or otherwise dishonored Bank shall have the right to charge any and all such returned or dishonored items against the Blocked Account or to demand reimbursement therefor directly from Company. If the balances in the Blocked Account or in any other account Company maintains at Bank are not sufficient to pay Bank for any returned check, draft or other order for the payment of money or returned ACH entry previously deposited in the Account, Creditor agrees to pay Bank on demand the amount due Bank on such check, draft, order or entry but only if and to the extent that (1) the proceeds of such check, draft, order or entry have been previously transferred to Creditor pursuant to this Agreement and (2) Bank is not reimbursed therefor by the Company after demand by Bank on the Company.

    8.  Set-off.  Except as provided for in Sections 6 and 7 above, Bank hereby agrees that Bank will not exercise or claim any right of set off or banker's lien against the Blocked Account or any Receipts on deposit therein, and Bank hereby further waives any such right or lien which it may have against any Receipts deposited in the Blocked Account.

    9.  Exculpation of Bank; Indemnification by Company.  The Bank shall be entitled to rely conclusively upon any Notice of Direction or any other notice or instruction it receives from the Creditor and the Bank shall have no obligation to investigate or verify the genuineness or correctness of any such notice or instruction. Company and Creditor agree that Bank shall have no liability to either of them for any loss or damage that either or both may claim to have suffered or incurred, either directly or indirectly, by reason of this Agreement or any transaction or service contemplated by the provisions hereof, unless occasioned by the gross negligence or willful misconduct of Bank. In no event shall Bank be liable for losses or delays resulting from computer malfunction, interruption of communication facilities, force majeure, labor difficulties or other causes beyond Bank's reasonable control or for indirect, special or consequential damages. Company agrees to indemnify Bank and hold it harmless from and against any and all claims, other than those ultimately determined to be founded on gross negligence or willful misconduct of Bank, and from and against any damages, penalties, judgments, liabilities, losses or expenses (including reasonable attorney's fees and disbursements) incurred as a result of the assertion of any claim, by any person or entity, arising out of, or otherwise related to, any transaction conducted or service provided by Bank through the use of any depository account at Bank pursuant to the procedures provided for or contemplated by this Agreement or arising out of, or in connection with, this Agreement. Company and Creditor acknowledge that Bank (a) undertakes to perform only such duties as are expressly set forth in this Agreement, (b) will not have any fiduciary relationship with Company or Creditor, (c) shall be protected in relying on any form of instruction or other notice from Creditor that Bank in good faith believes to be genuine and what it purports to be, and (d) shall have no duty to inquire as to the genuineness, validity or enforceability of any such notice or instruction. Notwithstanding anything to the contrary herein, Bank shall not (i) be deemed to have notice of, or be obligated to perform or comply with, any of the duties and obligations of Company the Letter of Credit Agreement or under any other Letter of Credit Document (as such term is defined in the Letter of Credit Agreement) or (ii) be obligated to take any action that is a violation of applicable law.

    10.  Termination.  This Agreement may be terminated by Company only upon delivery to Bank of a written notification thereof jointly executed by Company and Creditor. This Agreement may be terminated by Creditor at any time, with or without cause, upon its delivery of written notice thereof to each of Company and Bank. This Agreement may be terminated by Bank at any time on not less than 30 days prior written notice delivered to each of Company and Creditor. Upon delivery or receipt of such notice of termination to or by Bank, Bank will: (a) immediately transmit to the Collection Account (i) all available funds, if any, then on deposit in, or otherwise to the credit of, the Blocked Account, and (ii) upon receipt, all available funds received after such notice for deposit in, or otherwise to the credit of, the Blocked Account; and (b) deliver directly to Creditor all Receipts consisting of checks, money orders, drafts and other instruments or items of value, whether then in the possession of Bank or received by Bank after such notice, without depositing such Receipts in the Blocked Account or any other account. The provisions of paragraphs 2, 3 and 8 shall survive termination of this Agreement unless and until specifically released by Creditor in writing. All rights of Bank under paragraphs 6, 7 and 9 shall survive any termination of this Agreement.

    11.  Irrevocable Agreements.  Company acknowledges that the agreements made by it and the authorizations granted by it in paragraphs 2, 3, and 4 hereof are irrevocable and that the authorizations granted in paragraphs 2, 3 and 4 hereof are powers coupled with an interest.

    12.  Notices.  All notices, requests or other communications given to Company, Creditor or Bank shall be given in writing (including by facsimile) at the address specified below:

Creditor:
General Electric Capital Corporation 201 High Ridge Road Stamford, Connecticut 06927
Attention:	Account Manager/Labor Ready, Inc.
Facsimile:	(203) 316-7821
with copies to:
General Electric Capital Corporation 201 High Ridge Road Stamford, Connecticut 06927
Attention:	Corporate Counsel/Labor Ready, Inc.
Facsimile:	(203) 316-7889
Bank:
[Bank Name]
Attention:
Facsimile:	( ) -
Company:
Labor Ready, Inc. 1015 A Street Tacoma, Washington 98402
Attention:	Chief Financial Officer
Facsimile:	( ) -

    Any party may change its address for notices hereunder by notice to each other party hereunder given in accordance with this paragraph 12. Each notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this paragraph 12 and confirmation of receipt is made by the appropriate party, (b) if given by overnight courier, 24 hours after such communication is deposited with the overnight courier for delivery, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in this paragraph 12.

    13.  Miscellaneous.

      (a) This Agreement may be amended only by a written instrument executed by Creditor, Bank, and Company acting by their respective duly authorized representatives.

      (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but neither Company nor Bank shall be entitled to assign or delegate any of its rights or duties hereunder without first obtaining the express prior written consent of Creditor.

      (c) This Agreement may be executed in any number of several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      (d) THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF WASHINGTON (WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW RULES).

      (e) For purposes of this Agreement, a "business day" shall mean any day on which commercial banks in Tacoma, Washington are required by law to be open for business or a day on which the branch of Bank in Tacoma, Washington is open for business. Bank's customary hours of operation will apply in respect of Bank's duties under this Agreement.

    [Remainder of page intentionally blank; next page is signature page]

    IN WITNESS WHEREOF, each of the parties has executed and delivered this Blocked Account Agreement as of the day and year first above set forth.

[NAME OF BANK]
By:
Name:
Title:
LABOR READY, INC.
By:
Name:
Title:
GENERAL ELECTRIC CAPITAL CORPORATION
By:
Name:
Title:	Duly Authorized Signatory

EXHIBIT A
to Exhibit 1.1.(h)

[FORM OF NOTICE OF DIRECTION]

[Date]
[Bank Name]

Attention:
Facsimile:	( ) -

Dear Sir or Madam:

    Reference is made to that certain Blocked Account Agreement dated            , among your financial institution, Labor Ready, Inc. and General Electric Capital Corporation (as amended or supplemented from time to time, the "Blocked Account Agreement"). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Blocked Account Agreement.

    This letter constitutes the giving of a "Notice of Direction" by Creditor to you under the Blocked Account Agreement and you are hereby instructed to transfer all funds now or hereafter on deposit in the Account to the Collection Account in accordance with Section 4(b) of the Blocked Account Agreement.

Very truly yours,
GENERAL ELECTRIC CAPITAL CORPORATION
By:
Name:
Title:	Duly Authorized Signatory

EXHIBIT 2.2

FORM OF APPLICATION FOR IRREVOCABLE STANDBY LETTER OF CREDIT AND MASTER AGREEMENT

Application For Irrevocable Standby Letter of Credit
TO: General Electric Capital Corporation

________________
Date

________________
L/C No.

    (Bank Use Only)
________________

The undersigned Applicant hereby requests General Electric Capital Corporation ("GE Capital") to issue and transmit by:

Teletransmission	Mail	Overnight Courier	Other, Explain _________

    the Standby Letter of Credit (the "Credit") substantially as set forth below. In issuing the Credit, GE Capital is expressly authorized to make such changes from the terms herein below set forth as GE Capital, in its sole discretion, may deem advisable.

Applicant (Full Name and Address)	Advising Bank:	First Union National Bank 1 South Broad Street 9th Floor Philadelphia, PA 19107 Attention: Standby Letters of Credit

Beneficiary (Full Name and Address)	Currency and Amount in Figures:
Currency and Amount in Words:

Expiration Date

* Special Instructions
Is EVERGREEN language required?	Yes	No
If yes, what is the number of days notification required for customary non-renewal notice?
Thirty days	Sixty days	Ninety days	Other

Charges: GE Capital's charges are for our account, all other charges are to be paid by beneficiary.

Credit to be available to payment against Beneficiary's draft(s) at sight drawn on GE Capital or its correspondent at GE Capital's option accompanied by the following documents:

Statement, purportedly signed by the Beneficiary, reading as follows (please state below exact wording to appear on the statement):

    Other Documents

    Special Conditions

    Issue substantially in form of attached specimen. (Specimen must also be signed by applicant)

___________________________________________________________________________________________ ________

Complete only when the Beneficiary (Foreign Bank, or other Financial Institution) is to issue its undertaking based on this Credit.

    Request Beneficiary to issue and deliver their (specify the type of undertaking)                        in favor of                        for an amount not exceeding the amount specified above, effective immediately relative to (specify contract number or other pertinent reference)                        to expire on                        . (This date must be at least 15 days prior to the expiry date indicated above). It is understood that if the Credit is issued in favor of any bank or other financial or commercial entity which has issued or is to issue an undertaking on behalf of the Applicant of the Credit in connection with the Credit, the Applicant hereby agrees to remain liable under the Master Agreement and this Application in respect of the Credit (even after its expiry date) until GE Capital is released by such bank or entity.

___________________________________________________________________________________________ ________     Each Applicant signing below affirms that it has fully read and agrees to this Application. In consideration of GE Capital's issuance of the Credit, the Applicant agrees to be bound by the Master Agreement for Standby Letters of Credit between Applicant and GE Capital (the "Master Agreement"), the terms of which are incorporated by reference. All actions to be taken by GE Capital hereunder or in connection with any Credit may be taken by First Union National Bank or another bank designated by GE Capital as GE Capital's agent.

    (Note: If a bank, trust company, or other financial institution signs as Applicant for its customer, or if two Applicants jointly apply, both parties should sign below). Documents may be forwarded to you by the Beneficiary, or the negotiating bank, in one mail. You may forward documents to us or our customhouse broker, if specified below, in one mail. We understand and agree that this Credit will be subject to the International Standby Practices, International Chamber of Commerce Publication No. 590 ("ISP98").

(Print or type name of Applicant)	(Print or type name of Applicant)
(Address)	(Address)

Authorized Signature (Title)	Authorized Signature (Title)
Authorized Signature (Title)	Authorized Signature (Title)
Customer Contact

GE CAPITAL USE ONLY
(NOTE: Application will NOT be processed if this section is not complete.)

Approved: ______________________	City: ____________________________	Date: __________________________
______________________________	Telephone: ________________________
(Print name and title)

MASTER AGREEMENT

FOR

STANDBY LETTERS OF CREDIT

TERMS AND CONDITIONS

General Electric Capital Corporation
201 High Ridge Road
Stamford, CT 06927

    The undersigned ("Applicant") will require, from time to time, Standby Letters of Credit. General Electric Capital Corporation ("GE Capital") will, upon Applicant's application therefor, and to the extent such application is approved by GE Capital in its sole discretion, issue Standby Letters of Credit or arrange for the issuance thereof through an indirect wholly-owned subsidiary of GE Capital. Each Credit will be governed by and interpreted in accordance with the following terms and conditions. Capitalized terms shall have the meanings accorded them in Section 9, Definitions, below.

1.  Payment Terms.

    In addition to all commissions, charges, fees and expenses payable in connection with Credits pursuant to the Credit Agreement (including, without limitation the Letter of Credit Fee, as defined in the Credit Agreement), Applicant agrees to pay to GE Capital on demand, at GE Capital's office located at 201 High Ridge Road, Stamford, Connecticut 06927 or at such other address or account as may be designated in writing by GE Capital, in Dollars, in immediately available funds: (i) each amount paid by GE Capital under any Credit (which payment is permitted or required under this Agreement, ISP 98 or applicable law) in Dollars or in the event that the Credit permits Drafts under such Credit to be payable in a currency other than Dollars, the Dollar Equivalent of each amount so drawn; (ii) interest on each amount (or the Dollar Equivalent thereof) so drawn for each day from the date of payment of the relevant Draft to and including the date of payment in full of such amount by Applicant to GE Capital, at the rate specified in the Credit Agreement; and (iii) any and all commissions and charges of, and any and all costs and expenses incurred by, GE Capital and its subcontractors or agents in relation to the Credits and all Drafts thereunder. A schedule of commissions and charges is attached hereto as Annex I. If a Credit provides for sight payment, reimbursement by Applicant is due on the day on which GE Capital pays on the applicable Draft. All payments by Applicant hereunder shall be made without withholding, deduction or set-off and shall be made free and clear of taxes.

2.  Security Interest.

    To secure the payment and performance of all Obligations (including, without limitation, Letter of Credit Obligations), the Applicant hereby grants to GE Capital a security interest in the following, including, without limitation, the unqualified right to the possession and disposal of all property shipped under or in connection with each Credit, whether released to the Applicant under security agreements or otherwise, and also in and to all shipping documents, documents of title, or Drafts drawn under each Credit and in and to all other property owned by the Applicant, in or coming into GE Capital's possession or custody, and in any deposit balances now or hereafter held by a bank as custodian for GE Capital for the Applicant's account, together with the proceeds of each and all of the foregoing, until the Termination Date (subject to reinstatement as provided in the Letter of Credit Documents). The grant of a security interest in the preceding sentence supplements, rather than limits or supersedes, any grant of a security interest by Applicant in the Letter of Credit Documents. If GE Capital honors any presentation, demand or Draft and Applicant fails to reimburse GE Capital therefor in accordance with the terms of the Credit Agreement, GE Capital may assert its rights of subrogation under applicable law, whether GE Capital's honor satisfies all or only part of the underlying obligation. The Applicant must, on reasonable notice, cooperate with GE Capital in its assertion of the Applicant's rights against the Beneficiary, the Beneficiary's rights against the Applicant, and any other rights that GE Capital may have by subrogation or assignment. Such cooperation shall include without limitation the prompt return of all Drafts, documents, instruments and statements in Applicant's possession that were presented by or on behalf of Beneficiary in connection with any draw under a Credit. Subject to the terms of the Credit Agreement and the terms of Section 8(b) below, the Applicant agrees to make upon demand such cash deposits with GE Capital as GE Capital may require to further secure Applicant's Letter of Credit Obligations.

3.  Administration of Credit.

    (a) Applicant will promptly examine a copy of each Credit (and any proposed amendments thereto) sent to Applicant, as well as all other instruments and documents delivered to Applicant from time to time in connection with such Credit, and, in the event Applicant has any claim of non-compliance with the instructions or of any discrepancy or other irregularity or any objection to any action taken or proposed to be taken by GE Capital with respect to any Credit, Applicant will notify GE Capital thereof in writing within three business days after its receipt of a copy of such Credit, any amendments thereto, or such instruments or documents or notice of any such proposed action, and Applicant will conclusively be deemed to have waived any such claim against GE Capital and its subcontractors, servicers and agents or any defense to payment of GE Capital, its subcontractors or agents, unless such notice is given as aforesaid. This Section 3(a) is intended to substitute three business days for the "not unreasonable time period" set forth in Rule 5.09 of ISP 98.

    (b) Neither GE Capital nor any of its agents, subcontractors or servicers shall be responsible for, and neither GE Capital's powers and rights hereunder nor Applicant's obligations shall be affected by: (i) any act or omission pursuant to Applicant's instructions; (ii) any other act or omission of GE Capital or its subcontractors, servicers, agents or employees other than any such arising from its or their gross negligence or willful misconduct; (iii) the validity, accuracy or genuineness of Drafts, documents or required statements, even if such Drafts, documents or statements should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged (and notwithstanding that Applicant shall have notified GE Capital thereof); (iv) failure of any Draft to bear any reference or adequate reference to the applicable Credit; (v) errors, omissions, interruptions or delays in transmission of delivery of any messages however sent and whether or not in code or otherwise; (vi) any act, default, omission, insolvency or failure in business of any other person (including any agent, subcontractor or employee) or any consequences arising from causes beyond GE Capital's control; (vii) any acts or omissions of any Beneficiary of any Credit or transferee of any Credit, if transferable; (viii) any act or omission of GE Capital required or permitted under any (1) law or practice to which a Credit is subject (including ISP 98), (2) applicable order, ruling or decree of any court, arbitrator or governmental agency, (3) a published statement or interpretation on a matter of law or practice (including ISP 98); (ix) honor or other recognition of a presentation or demand that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the Beneficiary or other person (excluding GE Capital's employees), including payment to a person who forges the signature of a Beneficiary or the signature of an assignee of a Credit's proceeds, (x) honor of a presentation without regard to any nondocumentary condition(s) in the Credit, regardless of whether Rule 4.11 of ISP 98 applies, or (xi) dishonor of any presentation that does not strictly comply with the terms of the applicable Credit or that is fraudulent, forged or otherwise not entitled to be honored. Without limiting the generality of the foregoing, GE Capital may (1) act in reliance on any oral, telephone, telegraphic, electronic, facsimile or written request, notice, or instruction believed in good faith to be from or have been authorized by the Applicant, (2) receive, accept or pay as complying with the terms of a Credit any Drafts or other documents, otherwise in order, which are signed by or issued to any person or entity acting as the representative of, or in the place of, the party in whose name such Credit provides that any Drafts or other documents should be drawn or issued and (3) waive its stipulation that the bank nominated in the applicable Credit shall accept or pay the Drafts, and GE Capital may then accept presentations of Drafts and documents for payment directly.

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    (c) Subject to GE Capital's obtaining any necessary consent from the Beneficiary or other third party, GE Capital may for Applicant's account at any time (i) treat a Credit as governed by the law of the place where GE Capital or the Beneficiary is located, notwithstanding a choice of law provision in the Credit, and, in case of conflict, treat the law as prevailing over practice in such place or vice versa; (ii) shorten or lengthen the examination period; (iii) specify or amend a specified place or manner of receiving a presentation, effecting honor, or giving notice of dishonor; or (iv) discount an accepted Draft or deferred obligation incurred under the Credit.

    (d) Unless GE Capital is enjoined by a court of competent jurisdiction, GE Capital may assume that any Beneficiary or other presenter acts in good faith and that any presentation or other demand is nonfraudulent.

    (e) Unless the Credit specifically permits and GE Capital specifically agrees, GE Capital need not check the authenticity or authority of any purported Beneficiary signature, even if in other transactions the Beneficiary is a customer or its signature is otherwise known to GE Capital.

    (f)  Unless GE Capital has specifically committed to do so in a writing signed by GE Capital, GE Capital need not consent to any amendment of a Credit. GE Capital may, without authorization from or notice to Applicant, send a notice of non-extension to the Beneficiary under a Credit if it provides for automatic extension. Any notice of dishonor given by GE Capital within six business days after presentation of documents to GE Capital shall not be deemed to be unreasonable. This Section 3(d) is intended to substitute six business days for the three business days set forth in Rule 5.01a of ISP 98.

    (g) Notwithstanding any waiver by Applicant of discrepancies in Drafts, documents or required statements, GE Capital acting alone has the right in its sole judgment, to decline to approve any discrepancies and to refuse payment on that basis under any Credit issued hereunder.

    (h) GE Capital may assign its rights and delegate its duties hereunder to any subsidiary of GE Capital, in each case without prior notice to Applicant; provided that such assignment and delegation does not diminish Applicant's rights or increase Applicant's duties hereunder.

    (i)  No Credit shall be issued hereunder providing for the acceptance of time Drafts or the incurrence of deferred payment undertakings.

    (j)  Notwithstanding any provision herein contained to the contrary, if Applicant approves the issuance of a Credit requiring payment of a Draft on the same day on which such Draft is presented, GE Capital shall be entitled to honor such Draft without review or examination by Applicant and Applicant waives all defenses to reimbursement thereof based on irregularities that may have been revealed by Applicant's review or examination.

4.  Letter of Credit Text; Extensions, Increases and Modifications of Credit.

    (a) Applicant is responsible for preparing or approving the text of each Credit as issued by GE Capital and as received by the Beneficiary. GE Capital's recommendation or drafting of text or GE Capital's use or non-use or refusal to use text submitted by Applicant shall not affect Applicant's ultimate responsibility for the final text and its receipt by the Beneficiary. Applicant is responsible for the effect, or lack of effect under ISP 98, Rule 4.11 or applicable law, of a provision in any Credit that requires GE Capital to verify facts rather than examine documents or that fails to identify the documents to which the provision applies.

    Applicant is responsible for including suitable provisions in the underlying agreement that permit Applicant to review the text of the Credit as received by the Beneficiary and that describe the circumstances under which: a drawing under the Credit may be made, Credit proceeds may be applied to the underlying agreement, and part or all of those proceeds may be returned. Applicant accepts the risk that the text of the Credit is consistent with the underlying obligation, suitable for Applicant's

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purposes, and received by the Beneficiary in time to permit the Beneficiary and Applicant to review the Credit and to request any desired amendments.

    (b) Each Applicant agrees that GE Capital may at any time and from time to time, in its discretion, by agreement with one or more other Applicants (whether or not such Applicant shall have been appointed as the "Agent Applicant" in the Joint Signature Agreement contained in the Application): a) further finance or refinance any transaction under any Credit; b) renew, extend or change the time of payment or the manner, place or terms of payment of any of the Obligations; c) settle or compromise any of the Obligations or subordinate the payment thereof to the payment of any other debts of or claims against any Applicant which may at the time be due or owing to GE Capital; or d) release any Applicant or any Guarantor or any Collateral, or modify the terms under which such Collateral is held, or forego any right of setoff, or modify or amend in any way this Agreement or any Credit, or give any waiver or consent under this Agreement; all in such manner and on such terms as GE Capital may deem proper and without notice or further assent from such Applicant. In any such event, such Applicant shall remain bound by such event and this Agreement after giving effect to such event, and the Obligations under this Agreement shall be continuing obligations in respect of any transaction so financed or refinanced and, in either case, if the Obligations are contingent, may be treated by GE Capital as due and payable for their maximum face amount.

5.  Reserve Requirements and Similar Costs.

    If GE Capital is now or hereafter becomes subject to any reserve, special deposit or similar requirement against assets of, deposits with, or for the account of, or credit extended by, GE Capital, or any other condition is imposed upon GE Capital which imposes a cost upon GE Capital, and the result, in the determination of GE Capital is to increase the cost to GE Capital of maintaining a Credit or paying or funding the payment of any Draft thereunder, or to reduce the amount of any sum received or receivable, directly or indirectly, by GE Capital hereunder, Applicant will pay to GE Capital upon demand such amounts required to compensate GE Capital for such increased cost or reduction. In making the determinations contemplated hereunder, GE Capital may make such estimates, assumptions, allocations and the like which GE Capital in good faith determines to be appropriate, but GE Capital's selection thereof, and GE Capital determinations based thereon, shall be final and binding and conclusive upon Applicant.

6.  Possession of Property by Applicant.

    If the Applicant accepts or retains possession of documents, goods or other property, if any, covered by a Credit, prior to GE Capital's review of such documents, then all discrepancies and other irregularities of said documents shall be deemed waived by the Applicant, and GE Capital is authorized and directed to pay any Drafts drawn or purporting to be drawn upon such Credit.

7.  Partial Shipments.

    (a) Except as otherwise expressly stated in any Credit (i) partial shipments may be made under such Credit, and GE Capital may honor the relative Drafts without inquiry regardless of any apparent disproportion between the quantity shipped and the amount of the relative Draft and the total amount of such Credit and the total quantity to be shipped under such Credit, and (ii) if such Credit specifies shipments in installments within stated periods and the shipper fails to ship in any designated period, shipments of subsequent installments may nevertheless be made in their respective designated periods and GE Capital may honor the relative Drafts.

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8.  Events of Default, Remedies; Pre-funding.

    (a) If any Event of Default has occurred and is continuing, other than an Event of Default specified in Sections 8.1(g), (h) or (i) of the Credit Agreement, GE Capital as issuer hereunder and in its capacity as Creditor under the Credit Agreement may pursue any of the remedies provided for in the Letter of Credit Documents, including without limitation declaring that all of the Obligations (including any such Obligations hereunder that may be contingent and not matured) are immediately due and payable. If an Event of Default under Section 8.1(g), (h) or (i) of the Credit Agreement has occurred, the Obligations shall automatically be due and payable.

    (b) Without limiting the generality of the foregoing, Applicant agrees that if: i) any Default or Event of Default shall have occurred and be continuing; ii) GE Capital at any time and for any reason deems itself to be insecure or the risk of non-payment or non-performance of any of the Obligations to have increased; or iii) in the event that a Credit is denominated in a currency other than Dollars, GE Capital determines that such currency is unavailable or that the transactions contemplated by this Agreement are unlawful or contrary to any regulations to which GE Capital or any agent, servicer or subcontractor of GE Capital may be subject or that due to currency fluctuations the Dollar Equivalent of the amount of a Credit exceeds the amount of Dollars that GE Capital in its sole judgment expected to be its maximum exposure under such Credit, then Applicant will upon demand pay to GE Capital an amount equal to the undisbursed portion, if any, of such Credit, and such amount shall be held as additional Collateral for the payment of all Letter of Credit Obligations, and after the expiration hereof, to the extent not applied to the Letter of Credit Obligations, shall be returned to Applicant (unless otherwise provided in the Credit Agreement or any other Letter of Credit Document).

9.  Definitions.

    As used herein, the following terms shall have the following meanings:

    "Agreement" shall mean, collectively, this Agreement each Application for Standby Letter of Credit entered into between GE Capital and Applicant, the Joint Signature Agreement and the Authorization and Agreement of Account Party appended hereto, as the same may be amended, modified, supplemented or restated from time to time.

    "Applicant" shall mean the person or entity executing this Agreement as Applicant; provided that if two or more persons or entities shall have executed this Agreement as Applicant or as Joint Applicant, the terms "Applicant" and "Applicants" shall mean each and all of such persons and entities, individually and collectively, except that, if the term "Applicant" is preceded by the word "any" or "each" or a word or words of similar import, such terms shall be deemed to refer to each of such persons or entities, individually.

    "Beneficiary" shall mean, as to any Credit, the beneficiary of that Credit.

    "Collateral" shall have the meaning given such term in the Credit Agreement.

    "Credit" shall mean a Standby Letter of Credit issued by GE Capital upon Applicant's request of GE Capital, as the same may be amended and supplemented from time to time, and any and all renewals, increases, extensions and replacements thereof and therefor.

    "Credit Agreement" shall mean the Letter of Credit Agreement, dated as of March 1, 2001 among the Applicant and GE Capital, as such Letter of Credit Agreement may be amended, modified, supplemented or restated from time to time.

    "Default" shall have the meaning given such term in the Credit Agreement.

    "Dollar Equivalent" shall mean: a) the number of Dollars that is equivalent to an amount of a currency other than Dollars, determined by applying the selling rate of First Union National Bank,

5

First Union Bank International or another bank of comparable size selected by GE Capital; or b) in the event that GE Capital shall not at the time be offering such a rate, the amount of Dollars that GE Capital, in its sole judgment, specifies as sufficient to reimburse or provide funds to GE Capital in respect of amounts drawn or drawable under a Credit; in either case as and when determined by GE Capital.

    "Dollars" shall mean lawful currency of the United States of America.

    "Draft" shall mean any Draft (sight or time), receipt, acceptance, cable or other written demand for payment.

    "Event of Default" shall have the meaning given such term in the Credit Agreement.

    "Guarantor" shall have the meaning given such term in the Credit Agreement.

    "Letter of Credit Documents" shall have the meaning given such term in the Credit Agreement.

    "Letter of Credit Obligations" shall have the meaning given such term in the Credit Agreement.

    "Obligations" shall have the meaning given such term in the Credit Agreement.

    "Termination Date" shall have the meaning given such term in the Credit Agreement.

10. Expenses; Indemnification.

    Applicant agrees to reimburse GE Capital and its subcontractors, servicers and agents upon demand for and to indemnify and hold GE Capital harmless from and against all claims, liabilities, losses, costs and expenses ("Indemnified Liabilities") including attorneys' fees and disbursements, incurred or suffered by GE Capital and its subcontractors, servicers and agents in connection with this Agreement or any Credit. Such Indemnified Liabilities shall include, but not be limited to, all such Indemnified Liabilities incurred or suffered by GE Capital and its subcontractors, servicers and agents in connection with (a) GE Capital's exercise of any right or remedy granted to it hereunder or under the Letter of Credit Documents, (b) any claim and the prosecution or defense thereof arising out of or in any way connected with this Agreement including, without limitation, as a result of any act or omission by a Beneficiary, (c) the collection or enforcement of the Obligations, and (d) any of the events or circumstances referred to in paragraph 3(b) hereof, including any defense by GE Capital in an action in which Applicant obtains an injunction against presentation or honor of any Draft. None of GE Capital or any subcontractor, servicer or agent of GE Capital shall be liable to Applicant for any special, indirect, consequential or punitive damages arising with respect to any Credit. Applicant must in all instances mitigate damages claimed against GE Capital or any subcontractor, servicer or agent arising with respect to any Credit. If GE Capital honors a Draft or presentation under a Credit for which Applicant claims it is not obligated to reimburse GE Capital, Applicant shall nonetheless pay to GE Capital the amount paid by GE Capital, without prejudice to Applicant's claims against GE Capital to recover fees and costs paid by Applicant with respect to the honored presentation plus any direct damages resulting therefrom which Applicant is unable to avoid or reduce. Applicant's prevailing in an action based on forgery or fraud of the Beneficiary or other presenter does not relieve Applicant from its obligation to pay GE Capital's costs and expenses in contesting the entry or maintenance of injunctive relief.

11. Licenses; Insurance.

    If any Credit assures payment for goods to be imported, the Applicant shall procure or cause the Beneficiaries of each Credit to procure promptly any necessary import and export or other licenses for import or export or shipping of any goods referred to in or pursuant to such Credit and to comply and to cause the Beneficiaries to comply with all foreign and domestic governmental regulations in regard to the shipment and warehousing of such goods or otherwise relating to or affecting such Credit,

6

including governmental regulations pertaining to transactions involving designated foreign countries or their nationals, and to furnish such certificates in that respect as GE Capital may at any time require, and to keep such goods adequately covered by insurance in amounts, with carriers and for such risks as shall be satisfactory to GE Capital, and to cause GE Capital's interest to be endorsed thereon, and to furnish GE Capital on demand with evidence thereof. Should the insurance upon said goods for any reason be unsatisfactory to GE Capital, GE Capital may, at its expense, obtain insurance satisfactory to it.

12. No Waivers of Rights Hereunder; Rights Cumulative.

    No delay by GE Capital in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude other or further exercises thereof or the exercise of any other right. No waiver or amendment of any provision of this Agreement shall be enforceable against GE Capital unless in writing and signed by an officer of GE Capital, and unless it expressly refers to the provision affected, any such waiver shall be limited solely to the specific event waived. All rights granted GE Capital hereunder shall be cumulative and shall be supplementary of and in addition to those granted or available to GE Capital under the Letter of Credit Documents or applicable law and nothing herein shall be construed as limiting any such other right.

13. Continuing Agreement; Termination.

    This Agreement shall continue in full force and effect until the Termination Date (subject to reinstatement, as provided in the Letter of Credit Documents).

14. Performance Standards.

    Notwithstanding any provision to the contrary herein, GE Capital reserves the right to decline (i) any request made by the Applicant for the issuance of a Credit or (ii) any instruction provided by the Applicant if, in its discretion, GE Capital determines that the issuance of such Credit or the carrying out of such instruction contravenes GE Capital's customary procedures or policy, ISP 98 or any applicable law, rule or regulation.

15. Governing Law; Jurisdiction; Certain Waivers.

    (a) This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, and with respect to all security interests granted in connection herewith, GE Capital shall have the rights and remedies of a secured party under applicable law, including but not limited to the Uniform Commercial Code of New York. This Agreement supplements the Letter of Credit Documents, including those provisions relating to Letter of Credit Obligations and, except as expressly provided herein to the contrary, this Agreement does not supersede the Letter of Credit Documents.

    (b) APPLICANT AGREES THAT ALL ACTIONS AND PROCEEDINGS RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT SHALL BE LITIGATED ONLY IN COURTS LOCATED WITHIN THE STATE OF NEW YORK AND THAT SUCH COURTS ARE CONVENIENT FORUMS THEREFOR, AND APPLICANT SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS.

    (c) Applicant waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to Applicant at its address last specified for notices hereunder, and service so made shall be deemed completed two (2) days after the same shall have been so mailed.

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    (d) APPLICANT WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN IT AND GE CAPITAL WAIVES THE RIGHT TO ASSERT IN ANY ACTION OR PROCEEDING WITH REGARD TO THIS AGREEMENT OR ANY OF THE OBLIGATIONS ANY OFFSETS OR COUNTERCLAIMS WHICH IT MAY HAVE.

    (e) Each Credit and this Agreement shall be subject to the International Standby Practices, International Chamber of Commerce Publication No. 590 ("ISP 98") and the same are incorporated herein by reference. Applicant is responsible for knowing applicable letter of credit law and practice, including ISP 98. Solely for purposes of interpreting the ISP 98's application to this Agreement and Credits issued hereunder, GE Capital shall be deemed to be a "bank" as such term is used in ISP 98. To the extent permitted by applicable law, this Agreement shall prevail in case of a conflict with applicable law or ISP 98, and ISP 98 shall prevail in case of a conflict with applicable law.

16. Notices.

    Any notice to GE Capital shall be effective only if in writing or by authenticated teletransmission acceptable to GE Capital, as applicable, directed to the attention of and received by GE Capital. Any notice to or demand on Applicant, or, if more than one Applicant executes this Agreement, the Agent Applicant, shall be binding on all Applicants and shall be effective when made to Applicant, or if more than one Applicant executes this Agreement, the Agent Applicant, by mail, telegraph, facsimile, telephone or otherwise, in the case of mailed, telegraphed or cabled notices, to the address appearing below such Applicant's signature or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this paragraph, and in the case of telephonic or facsimile notices, to the telephone number of such Applicant appearing below Applicant's signature. Any requirements under applicable law of reasonable notice by GE Capital to Applicant of any event shall be met if notice is given to Applicant or Agent Applicant, as the case may be, in the manner prescribed above at least two days before (a) the date of such event or (b) the date after which such event will occur.

17. Applicant Status.

    The person identified in this Agreement as Applicant represents and warrants, except as otherwise provided in this Agreement, that:

    (a) it acts for itself and for no other person in requesting issuance of each Credit for its account;

    (b) it may be identified in each Credit as the "applicant," "account party" or "customer" at whose request and on whose instruction and for those account the Credit is issued;

    (c) it alone (acting through its officers) may authorize GE Capital to issue, amend, pay, or otherwise act under any Credit; and

    (d) it alone has standing to enforce this Agreement or otherwise to assert the rights and remedies of an applicant, including without limitation, to sue for any injunction against honor of any Credit.

18. General.

    (a) If this Agreement is executed by two or more Applicants, they shall be jointly and severally liable hereunder, and all provisions hereof regarding the Collateral shall apply to the Obligations and Collateral of any or all of them.

    (b) This Agreement shall be binding upon the heirs, executors, administrators, assigns and successors of each of the Applicant(s) and shall inure to the benefit of and be enforceable by GE Capital and its respective successors, transferees and assigns.

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    (c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

    (d) This Agreement shall be deemed to be a "Letter of Credit Document" for all purposes under the Credit Agreement. To the extent the terms and provisions of this Agreement conflict with the terms and provisions of the Credit Agreement, the terms and provisions of the Credit Agreement shall control.

    (e) This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Date:

Name of Applicant:

GENERAL ELECTRIC
CAPITAL CORPORATION
By:	By:

Name:	Name:

Title:	Title:

Address of Applicant:

Fax No.:

9

Joint Signature Agreement

    In consideration of your establishment from time to time of a Credit substantially as applied for herein, it is further agreed that this Agreement shall be the joint and several agreement of the undersigned and all property referred to in this Agreement as belonging to Applicant shall be understood to refer to the joint property of any or all of the several Applicants as well as to the individual property of each of them. The happening of any Event of Default as specified in paragraph 6 of this Agreement with respect to any Applicant shall mature the obligations of all Applicants. A demand made on any Applicant pursuant to paragraph 1 of this Agreement shall fix the exchange rate as to all Applicants.

    It is agreed that [      ] shall appear in [each] Credit as Account Party and that [      ] ("Agent Applicant") has the exclusive right to issue all instructions on any and all matters relating to such Credit, including, without limitation, instructions as to disposition of documents and any unutilized funds, and waivers of discrepancies, and to agree with you upon any amendments, modifications, extensions, renewals, or increases in such Credit or any other matter.

Joint Applicant		Joint Applicant
By:	Authorized Signature	By:	Authorized Signature
Address of Joint Applicant		Address of Joint Applicant

Authorization and Agreement of Account Party

Gentlemen:

    We hereby join the request of Applicant to issue from time to time the Credits, described on page 1 with our name appearing as Account Party.

    In consideration of your issuing each Credit in this form it is agreed that Applicant has the exclusive right to issue all instructions on any and all matters relating to such Credits including, without limitation, instructions as to disposition of documents and any unutilized funds, and waivers of discrepancies, and to agree with you upon any amendments, modifications, extensions, renewals, or increases in each Credit or any other matters irrespective of whether the same may now or hereafter affect our rights or those of our successors or assigns.

Account Party
By:
Authorized Signature
Address of Account Party:

ANNEX I

    The Applicant agrees to pay the following fees with respect to the Credits:

I. Issuance:

Upon issuance thereof, the greater of (a) 2.5 basis points (0.025%) of the amount of the Credit or (b) $150.00

Plus:

—(c)Issuance Fee $150.

II Amendment:

—Upon any amendment which increases the amount thereof, the greater of (a) 2.5 basis points (0.025%) of such increased amount or (b) $150.00

—Amendments changing a condition of the SBLC (f)$125.00

III. Evergreen Renewal:

—(a)Issuance fee (b) plus $150.

IV. Document Examination:

—$250

INDEX OF APPENDICES

Schedule 3.7	—	Labor Matters
Schedule 3.8	—	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.11	—	Tax Matters
Schedule 3.12	—	ERISA Plans
Schedule 3.13	—	Litigation
Schedule 3.17	—	Hazardous Materials
Schedule 3.18	—	Insurance
Schedule 3.19	—	Deposit and Disbursement Accounts
Schedule 6.3	—	Indebtedness
Schedule 6.7	—	Existing Liens
Schedule 6.12	—	Existing Sale-Leaseback and Synthetic Lease Transactions
Annex A (Recitals)	—	Definitions
Annex B (Section 2.1(a))	—	Schedule of Additional Closing Documents
Annex C (Section 11.10)	—	Notice Addresses
Exhibit 1.1 (c)(i)	—	Form of Cash Collateral Account Agreement
Exhibit 1.1 (h)	—	Form of Blocked Account Agreement
Exhibit 2.2	—	Form of Application for Irrevocable Standby Letter of Credit and Master Agreement for Standby Letters of Credit

i

5.5	Compliance with Laws	16
5.6	Supplemental Disclosure	17
5.7	Intellectual Property	17
5.8	Environmental Matters	17
5.9	Further Assurances	17
5.10	Additional Subsidiary Guarantors	17
6. NEGATIVE COVENANTS		18
6.1	Mergers, Subsidiaries, Etc	18
6.2	Investments; Reimbursement Obligations and Advances	19
6.3	Indebtedness	20
6.4	Employee Reimbursement Obligations and Affiliate Transactions	20
6.5	Capital Structure and Business	20
6.6	Guaranteed Indebtedness	20
6.7	Liens	20
6.8	Sale of Stock and Assets	21
6.9	ERISA	21
6.10	Financial Covenants	21
6.11	Hazardous Materials	21
6.12	Sale-Leasebacks	21
6.13	Cancellation of Indebtedness	21
6.14	Restricted Payments	21
6.15	Change of Corporate Name or Location; Change of Fiscal Year	21
6.16	No Impairment of Intercompany Transfers	22
6.17	No Speculative Transactions	22
7. TERM		23
7.1	Termination	23
7.2	Survival of Obligations Upon Termination of Financing Arrangements	23
8. EVENTS OF DEFAULT: RIGHTS AND REMEDIES		23
8.1	Events of Default	23
8.2	Remedies	24
8.3	Waivers by Credit Parties	25
9. PARTICIPATIONS		25
9.1	Participations	25
10. SUCCESSORS AND ASSIGNS		26
10.1	Successors and Assigns	26
11. MISCELLANEOUS		26
11.1	Complete Agreement; Modification of Agreement	26
11.2	Amendments and Waivers	26
11.3	Fees and Expenses	26
11.4	No Waiver	27
11.5	Remedies	27
11.6	Severability	27
11.7	Conflict of Terms	27
11.8	Confidentiality	28
11.9	GOVERNING LAW	28
11.10	Notices	29
11.11	Section Titles	29

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11.12	Counterparts	29
11.13	WAIVER OF JURY TRIAL	29
11.14	Press Releases	29
11.15	Reinstatement	30
11.16	Advice of Counsel	30
11.17	No Strict Construction	30
11.18	Appointment of Agent for Service of Process	30

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QuickLinks

  Exhibit 10.7
LETTER OF CREDIT AGREEMENT Dated as of March 1, 2001 between LABOR READY, INC. as Debtor, and GENERAL ELECTRIC CAPITAL CORPORATION, as Creditor
ANNEX A ( Recitals ) to LETTER OF CREDIT AGREEMENT DEFINITIONS
ANNEX B (Section 2.1(a)) to LETTER OF CREDIT AGREEMENT SCHEDULE OF ADDITIONAL CLOSING DOCUMENTS
ANNEX C (Section 11.10) to LETTER OF CREDIT AGREEMENT NOTICE ADDRESSES
EXHIBIT 1.1(c)(i) CASH COLLATERAL ACCOUNT AGREEMENT
EXHIBIT 1.1(h) FORM OF BLOCKED ACCOUNT AGREEMENT
EXHIBIT A to Exhibit 1.1.(h)
[FORM OF NOTICE OF DIRECTION]
EXHIBIT 2.2 FORM OF APPLICATION FOR IRREVOCABLE STANDBY LETTER OF CREDIT AND MASTER AGREEMENT Application For Irrevocable Standby Letter of Credit TO: General Electric Capital Corporation
MASTER AGREEMENT FOR STANDBY LETTERS OF CREDIT TERMS AND CONDITIONS
Joint Signature Agreement
Authorization and Agreement of Account Party
ANNEX I
INDEX OF APPENDICES
Table of Contents